Exhibit 10.1

Execution Copy

CLINICAL TRIAL SERVICES AGREEMENT*

This Clinical Trial Services Agreement (this “Agreement”) is entered into as of March 29, 2011 (“Effective Date”) by and between RADIUS HEALTH, INC., a Delaware corporation (“Radius”) and NORDIC BIOSCIENCE CLINICAL DEVELOPMENT VII A/S, a Danish corporation (“NB”) that is a wholly-owned subsidiary of Nordic Bioscience Clinical Development A/S and sets forth the terms and conditions that will apply to the provision by NB to Radius of certain services.

Background

Radius is in the business of developing therapeutic drugs for the treatment of women’s health conditions.  Radius has developed a PTH related protein analog, BA058, and has conducted Phase I and Phase II clinical trials of such compound for the treatment of osteoporosis.  Radius wishes to conduct a Phase III clinical trial for BA058.

NB has extensive experience in the management of clinical development programs for a variety of therapeutic areas, including osteoporosis.  NB has access to companies that are skilled in the performance of various facets of clinical development programs including subject recruitment, medical image-analysis and biochemical-marker services for third parties.

The parities see a mutually beneficial opportunity to collaborate in the performance of a Phase III clinical trial of Radius’ BA058 compound and one or more additional clinical trials.

1.  DEFINITIONS

1.1  Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

“Affiliate” means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party.  For purposes of this definition only, “control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

“Applicable Laws” means any national, supra-national, federal, state or local laws, treaties, statutes (including the FD&C Act), ordinances, rules and regulations, including any rules, regulations, guidance or guidelines having the binding effect of law, or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations, government authorities, courts, tribunals, agencies other than Regulatory Authorities, legislative bodies and commissions that are in effect from time to time during the term of the Agreement.

“Business Day” means any day other than a Saturday or Sunday that is not a national holiday in the United States.

“Confidential Information” means any proprietary or confidential information of either party (including but not limited to all Radius Background  Intellectual Property and all NB Background Intellectual Property) disclosed to the other party pursuant to this Agreement, except any portion thereof which: (i) is known to the receiving party, as evidenced by the receiving party’s prior written records, before receipt thereof under this Agreement; (ii) is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (iii) is or becomes generally known in the public domain through no fault of the receiving party; or (iv) is independently developed by the receiving party, as evidenced by the receiving party’s written records, without access to such information.

“EMEA” means the European Medicines Agency, or any successor thereto.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act of 1938 and applicable regulations promulgated thereunder, as amended from time to time.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

“Intellectual Property Right(s)” means discoveries, inventions, know-how, trade secrets, techniques, methodologies, modifications, improvements, works of authorship (including but not limited to software, technical and procedural manuals), designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws).

“NB Background Intellectual Property” means, individually and collectively, (i) all Intellectual Property Rights that are conceived, discovered, developed, generated, created, made or reduced to practice or tangible medium of expression solely by employees, consultants, or subcontractors of NB at any time prior to the Effective Date, or after the Effective Date if such Intellectual Property Rights are not based upon  or related to the performance of the services specified in any Work Statement; and (ii) any tangible materials developed by or for NB at any time prior to the Effective Date, or after the Effective Date if such Intellectual Property Rights are not based upon or related to the performance of the services specified in any Work Statement.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization, other than Radius or NB.

“Project Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, created, discovered, developed, generated, made or reduced to practice or fixed in a tangible medium of expression as part of or based upon or related to activities undertaken as part of a Project whether:  (i) solely by one or more employees or consultants of NB; (ii) solely by one or more employees or consultants of Radius; or (iii) jointly by one or more employees or consultants of NB and one or more employees or consultants of Radius.

“Radius Background Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, discovered, developed, generated, created, made or reduced to practice or tangible medium of expression solely by employees or consultants of Radius at any time prior to the Effective Date, or after the Effective Date if such Intellectual Property Rights are not based upon or related to the performance of the services specified in any Work Statement.

“Regulatory Approvals” means, for any country, those authorizations by the appropriate Regulatory Authority(ies) required for the manufacture, importation, marketing and sale of a drug in such country.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a Radius study drug that becomes subject to a Work Statement, including the FDA and EMEA.

“Regulatory Filings” means, for any country, those applications, filings, dossiers and the like submitted to a Regulatory Authority for the purpose of obtaining an approval from such Regulatory Authority to perform a clinical study that is subject to this Agreement in such country.

1.2  Other Defined Terms.  The following terms shall have the meanings set forth in the section appearing opposite such term:

“Acceptance”	Section 2.4
“Agreement”	Recitals
“Arbitration Request”	Section 10.2
“Bankruptcy Code”	Section 6.1
“Clinical Investigator”	Section 8.5
“Deliverable(s)”	Section 2.1
“Directive”	Section 2.10
“Effective Date”	Recitals
“Enterprise CTA”	Section 2.11
“Expert”	Section 10.2
“First Monthly Amount”	Attachment 2
“Force Majeure”	Section 11.2
“Indemnifying Party”	Section 9.4
“Investigator(s)”	Section 2.11
“Key Personnel”	Section 2.7

“Local CTA”	Section 2.11
“Loss(es)”	Section 9.4
“NB”	Recitals
“NB Indemnified Party”	Section 9.4
“Nonconformity”	Attachment 2
“Pass-Thru Expenses”	Section 4.2
“Project”	Section 2.1
“Project Committee”	Section 3.2
“Radius”	Recitals
“Radius Indemnified Party”	Section 9.4
“Representative”	Section 3.1
“Response Period”	Section 2.3
“Rules”	Section 10.2
“Second Monthly Amount”	Attachment 2
“Services”	Section 2.1
“Taxes”	Section 4.5
“Term”	Section 7.1
“Third Monthly Amount”	Attachment 2
“Third Parties”	Section 2.12
“Work Statement”	Section 2.1.

2.  NB SERVICES; RADIUS RESPONSIBILITIES

2.1  Services.  (a)  During the term of this Agreement, Radius may from time to time seek services from NB.  For each “Project” to be undertaken by NB pursuant to this Agreement, the parties will prepare a “Work Statement” in substantially the form attached as Attachment 1 that describes the (i) services that NB will provide (“Services”) deliverables that NB will be responsible for delivering to Radius (“Deliverable(s)”), (ii) delivery schedule for the Deliverables, (iii) pricing terms, and (iv) Radius’ responsibilities in connection with the Project.  Each Work Statement will be prepared based upon the requirements and information provided to NB by Radius.  A separate Work Statement will be required for each Project; and each Work Statement will become subject to this Agreement when signed by Radius and NB.

(b)  Subject to the terms of this Agreement, Radius hereby retains NB and NB hereby agrees to perform the work described in the Work Statement No. NB-1 attached as Attachment 2.

2.2  Use of Third Parties; Management.  (a)  NB may use certain qualified third party vendors to perform portions of the Services and fulfill NB’s obligations under this Agreement and any Work Statement, provided it obtains Radius’ prior written consent to such delegation of responsibility.  NB shall remain liable for the performance of any portion of the Services by any third party.  For purposes of securing Radius’ consent to a delegation of responsibility, NB shall provide Radius with (i) the identity of the third party vendor as well as a description of the Services they will perform and their qualifications to provide such Services and (ii) the written agreement pursuant to which NB proposes to make such delegation.  NB will consider any comments Radius provides with respect to such documentation and Radius may condition its consent to any such delegation on changes in such documentation required in Radius’ opinion to bring such documentation into conformity with this Agreement and Applicable Laws.

(b)  NB will not use any third party facilities, materials or intellectual property in performing the Services under a Work Statement without Radius’ prior written consent.  In the event and to the extent that NB wishes to make use of third party facilities, materials or intellectual property, it shall ensure that such third party(ies) are subject to the provisions of Section 6 of this Agreement.

(c)  Each party will be responsible for the supervision, direction and control of its own personnel, including in the case of NB the supervision and control of its Affiliate’s personnel and its designated third party subcontractors.

(d)  To the extent specified in the applicable Work Statement(s), NB will periodically furnish Radius with written reports describing the progress made in providing Services under such Work Statement.

(e)  If NB shall assume certain responsibilities of Radius in connection with a Work Statement as contemplated by 21 C.F.R. §312.52 (Transfer of Obligations to a Contract Research Organization), then NB and Radius shall describe that in the Work Statement and cooperate in the completion of a Transfer of Obligations Form. Any responsibilities not specifically stated in the Work Statement shall remain the regulatory responsibility of Radius.  Radius will file the Transfer of Obligations Form with FDA and NB will on behalf of Radius and subject to Radius’ review and approval file any analogous forms required by other Regulatory Authority(ies) with such Regulatory Authorities.

(f)  NB may from time to time notify Radius that NB requires approvals or other actions by Radius relating to the Services that do not represent a change in the terms of the Work Statement. Such requests shall be in writing and Radius shall respond to each request in writing within a reasonable time frame.  In the event Radius does not deliver to NB a written response within a reasonable time frame, not to exceed [*] ([*]) days, NB shall be entitled to act as if Radius had responded by not approving the request.

2.3  Changes.  (a)  Radius may request amendments to a Work Statement to effect changes in the Deliverables or in the schedule for delivery of the Deliverables.  If Radius wishes to make a change it shall notify NB in writing of the requested change specifying the change with sufficient details to enable NB to evaluate it   Within a reasonable time frame, NB shall deliver a quote  that: (i) assesses the impact of the change (if any) on the total cost of NB’s Services and the schedule, and (ii) incorporates a description of the requested change and its cost

(b)  Within a reasonable time frame, not to exceed [*] ([*]) days, Radius will notify NB whether or not it accepts the quote mentioned above.  If Radius accepts the quote, then the provisions of this Agreement shall be deemed amended to incorporate such change in accordance with the quote. If Radius notifies NB not to proceed within the change, it shall be deemed withdrawn and NB shall take no further action in respect of it.  If NB has not received any notice by within a reasonable time frame, not to exceed [*] ([*]) days, then Radius shall be deemed to have advised NB not to proceed.

(c)  NB may request amendments to a Work Statement to effect changes in the Deliverables to reflect refinements in expectations obtained as the Project moves forward, or in the event that NB determines that any assumptions set forth in such Work Statement are inaccurate.  If NB wishes to make such changes, it shall notify Radius in writing and Radius respond in writing.

(d)  Any changes in the price adopted pursuant to this Section 2.3 shall be deemed an adjustment in the pricing specified in the then applicable Work Statement.  Changes in the costs of Services or Deliverables that are identified as “Pass-Thru Expenses” in a Work Statement as well as any change in the cost of study drug, control drug or placebo supplied by Radius pursuant to Section 2.6 shall be borne by Radius.  Any other change in the costs of Services or Deliverables as a result of a change adopted pursuant to this Section 2.3 shall be borne by Radius if such changes comes from a Radius request or from a requirement imposed by a Regulatory Authority and shall be borne by NB if such change comes from a NB request; provided that it is expressly understood that:  (i) NB’s assumptions in any budget for a Work Statement shall be based upon a realistic assessment of the work and costs required to complete the applicable Project within the applicable time frame having reference to NB’s experience with similar projects and that each budget shall specifically list the primary assumptions supporting the budget estimate; and (ii) a change that increases the costs to Radius shall not be required or requested by either party in connection with an extension in the time period required to complete subject enrollment with respect to any Project that is the subject of a Work Statement.

(e)  For any change that affects the scope of the regulatory obligations that have been transferred to NB, NB and Radius shall execute a corresponding amendment to the Work Statement (list of responsibilities) and to the Transfer of Obligations Form (or comparable form(s) for other Regulatory Authorities) and Radius or NB (as applicable and as contemplated by Section 2.2(e)) shall file such amendment where appropriate, or as required by law or regulation.

(f)  If the parties are unable to agree upon a change  within a reasonable period of time, they shall promptly meet to determine a mutually acceptable resolution and if they are unable to resolve the matter at such meeting then the matter shall be addressed using the procedure specified in Section 3.2(f).

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

2.4  Delivery Schedule; Acceptance.  NB shall deliver each Deliverable due under a Work Statement to Radius in accordance with the schedule in the applicable Work Statement.

2.5  Study Drug, Comparison Drug and Placebo.  (a)  Radius shall provide NB at [*] charge with required amounts of study drug, control drug and/or placebo, as applicable, for each Project that becomes subject to a Work Statement.  Radius is and shall at all times remain the sole owner of all study drug, control drug and placebo supplied to NB pursuant to this Agreement.  Radius’ responsibilities with respect to supply of study drug, control drug and/or placebo drug shall include clinical supply packaging and labeling, quality assurance, shipping and drug reconciliation enroute to the clinical investigative sites participating in the applicable clinical study or to those designated storage facilities selected for the applicable clinical study.

(b)  Radius shall also be responsible for maintaining the dosing randomization schedule for each clinical study conducted pursuant to this Agreement and any Work Statements.

(c)  NB shall cause all study drug, control drug and placebo supplied to it by Radius to be maintained and used in accordance with the protocol for the clinical study that is the subject of the applicable Work Statement, or as otherwise specified by Radius in writing, and in accordance with all applicable regulations.  The study drug, control drug and placebo supplied by Radius shall be used by NB and any Investigators only in the conduct of the clinical study that is the subject of the applicable Work Statement.  NB shall be responsible for monitoring drug inventories and dosing records, and for drug accountability (i.e., drug reconciliation and destruction or return of supplies to Radius as Radius instructs), at each site that participates in a clinical study that is subject to a Work Statement, all in accordance with the terms of the applicable clinical study protocol.

2.6  Radius Responsibilities; Blinding of Certain Data by NB.  (a)  In addition to its obligations under Section 2.5, Radius shall be responsible for providing NB with certain assistance in connection with the Services, as specified in the applicable Work Statement.  NB and Radius shall coordinate their efforts to ensure that NB’s requests for Radius assistance and NB’s use of Radius’ personnel and files is managed in a manner that will not interfere unreasonably with the operation of Radius’ business or Radius’ use of such personnel and files.

(b)  NB shall take such steps as Radius requests from time to time to implement “data blinding” procedures in each Project.  With respect to the Project that is the subject of Work Statement NB-1, NB will not enter the bone marker and Bone Mineral Density data collected as part of such clinical study into the clinical study database until after the study is completed to ensure that Investigators are not permitted to see such data during the performance of the clinical study.

2.7  Key Personnel.  Upon Radius’ request, NB will provide Radius with the curriculum vitae of certain personnel that will provide Services that are of particular importance which personnel are identified in the applicable Work Statement (the “Key Personnel”).  With respect to any reassignment of such Key Personnel, NB shall promptly notify Radius of the replacement personnel.

2.8  Standard Operating Procedures.  (a)  NB represents and warrants that all Services performed by or on behalf of NB will be conducted in compliance with all Applicable Laws, including but not limited to the FD&C Act and the regulations promulgated pursuant thereto, the International Conference on Harmonization E6 Guidelines for Good Clinical Practice and the European Union Directive 2001/20/EC of 4 April 2001, and with the standard of care customary in the contract research organization industry.

(b)  NB’s standard operating procedures will be used in performance of the Services, unless otherwise specifically stated in the Work Statement and NB will provide Radius with such standard operating procedures upon request as well as any changes NB proposes to make to such standard operating procedures.

2.8A  Translation of Study Documentation.  NB will arrange for translation of the informed consent form, the Protocol and any other documentation necessary for performance of a study that becomes the subject of a Work Statement from English into the local language of each country where the applicable study is performed and shall have such translations certified for translation accuracy by the vendor providing such translation services.  NB shall provide Radius with copies of such translations and such certifications.  NB shall also provide Radius with an

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

English translation of any written communications received by Regulatory Authorities only in a language other than English.

2.9  Records; Recordkeeping; Access.  (a)  NB shall cause Investigators to maintain all records required to be maintained under Applicable Laws, including but not limited to, case report forms, study drug, and reconciliation documentation and the site study file, which should include all study-related correspondence as well as all source documentation supporting the case report forms for all Study Subjects.  Without limiting the foregoing, NB agrees to comply with the requirements of 21 C.F.R. Part 11.

(b)  Unless otherwise provided in the applicable Work Statement, a copy of all raw data, databases and analytical reports of the data resulting from the Services will be provided to Radius in a format mutually agreed upon by Radius and NB.  NB will verify the accuracy of the data contained in all databases and/or reports provided by it against the raw data and will attach a signed statement attesting to such verification to each database and/or report provided to Radius.  NB shall cause Investigators to correct any errors and omissions in such databases and reports.  As per Radius’ requirements, NB will ensure that the database format is compatible with relevant existing databases that Radius may employ.  It is understood and agreed that this Section 2.9(b) shall not supersede Section 2.10 with respect to Radius’ obligation to maintain subject confidentiality.

(c)  During the term of this Agreement, NB agrees to permit Radius, its authorized employees and representatives, and authorized representatives of any Regulatory Authority(ies) to examine at any reasonable time during NB’s or its Affiliate’s or applicable third party’s normal business hours: (i) the facilities where any clinical study that is subject to a Work Statement is being conducted; (ii) original source documentation; and (iii) any other information considered relevant or useful by Radius to confirm that such study is being conducted in conformance with this Agreement and the Work Statement (including the Project protocol) and in compliance with Applicable Laws, including informed consent regulations and good clinical practices.  Radius shall also have the right to copy any items referred to in this Section 2.9(c).  It is understood and agreed that with regard to examination of NB’s financial records Radius’ right to examine such records is limited to those items relevant for verifying the expenses to be paid by Radius as provided under Section 4.4(b).

(d)  NB shall retain all records for each Project performed pursuant to a Work Statement and this Agreement for the longest of the following three periods: (i) two years after the FDA approves a New Drug Application for the study drug; (ii) two years after the termination or withdrawal of the applicable Regulatory Authority exemption (e.g., Investigational New Drug Application) under which the Project is conducted; or (iii) the record retention period mandated by Applicable Laws.  NB shall notify Radius immediately in writing of any accidental loss or destruction of study records.  At the completion of the Services by NB or upon the earlier termination of this Agreement or any Work Statement in accordance with Section 7.2, all materials, information and all other data owned by Radius with respect to the transactions covered by this Agreement or the applicable Work Statement, regardless of the method of storage or retrieval, shall be delivered to Radius in such form as is then currently in the possession of NB, or in such data media formats as are set forth in the Work Statement.  Alternatively, at Radius’ written request, such materials and data may be retained by NB for Radius for an agreed-upon time period, or disposed of pursuant to the written directions of Radius.  If materials are so retained, Radius shall pay a [*] fee for storage by NB of records and materials after completion or termination of the Services.  NB, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, copies of all materials that may be needed to satisfy regulatory requirements or to resolve disputes regarding the Services.  Nothing in this Agreement shall be construed to transfer from Radius to NB any FDA or Regulatory Authority record-keeping requirements unless such transfer is specifically provided for in the applicable Work Statement (list of responsibilities).

2.10  Data Protection.  NB and Radius agree to comply with all applicable privacy laws and regulations.  If the Project will involve the collection or processing of personal data (as defined by applicable data protection legislation) within the European Economic Area, then Radius shall appoint CCBR A/S. to serve as its local representative and they shall enter into a Data Transfer Agreement containing the Standard Contractual Clauses set forth by the EU Commission Decision of 15 June 2001 (Decision 2001/497/EC) in regard to personal data for purposes of complying with the requirements of the European Union Data Protection Directive (the “Directive”).  It is understood and agreed that the provisions of this Section 2.10 are intended to address collection and processing of personal data of clinical study subjects and Clinical Investigators (as defined at Section 8.5) and that with respect to

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

both categories of information NB shall take steps to enable Radius to acquire and use such data for the purposes permitted under this Agreement and the applicable Work Statement, including for the purpose of making certain filings with the FDA.

2.11  Relationship with Investigators.  Unless the parties agree otherwise with respect to a particular Work Statement, NB will enter into an agreement with CCBR A/S,  concerning certain services for each clinical study that becomes subject to a Work Statement, including medical imaging services, biochemical marker services and subject recruitment services.  CCBR A/S, will contract with investigators or investigative sites (collectively, “Investigators”) using a standard Clinical Trial Agreement (“Enterprise CTA”) form, a copy of which is attached hereto as Attachment 3, along with certain local CTA forms (“Local CTAs”) that have been developed for use in certain countries based on local requirements with the benefit of local legal advice, that have been prepared in local language and English language where applicable; in each case with such revisions as Radius requests.  NB shall provide Radius with all applicable Local CTAs (in both the local language, if applicable, and English language) for purposes of facilitating Radius’ review and approval of such Local CTAs.  NB shall inform Radius of proposed updates to the Enterprise CTA form or a Local CTA and unless radius object to the use of such updated agreement, NB will use its then current Enterprise CTA form (or Local CTA as appropriate) as of the time of the Work Statement.  If an Investigator insists upon any material changes to any provisions in the Enterprise CTA or a Local CTA that affect Radius, then NB shall submit the proposed material change to Radius, and Radius shall review, comment on and/or approve such proposed changes within [*] ([*]) Business Days.  If changes to the Enterprise CTA form (or Local CTA, where applicable) approved by Radius, differ from the terms of this Agreement or a Work Statement, then NB shall have no liability for any such approved changes.  The parties acknowledge and agree that Investigators shall not be considered the employees, agents, or subcontractors of NB or Radius and that Investigators shall exercise their own independent medical judgment.  NB’s responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement and the applicable Work Statement.

2.12  Third Party Indemnification.  If any investigative sites or any other third parties, including, but not limited to, CCBR A/S, data safety monitoring boards, independent laboratories or advisory boards (collectively, “Third Parties”), request an indemnification for loss or damage caused by the performance of a Project, then Radius shall provide such indemnification directly to the Third Party.  Upon Radius’ request, NB will provide assistance in negotiating the terms of such indemnities.  NB shall not sign such indemnifications on Radius’ behalf unless Radius has expressly authorized NB to act as its agent for such purpose or has given NB a written power of attorney to sign such indemnifications.  In countries in which local laws or local ethics committees require that a local company must sign such indemnifications and Radius has no local presence, NB and Radius will enter into an agreement regarding local representative duties containing the terms attached hereto as Attachment 4, either as a part of a Work Statement or as a separately signed agreement, before NB provides any such indemnities.

2.13  Regulatory Communications.  (a)  Each party will be responsible for certain communications with certain Regulatory Authorities and governmental agencies as provided in this Agreement and as required by Applicable Law.  Radius will cooperate with NB in taking any actions that NB reasonably believes are necessary to comply with Applicable Laws with respect to regulatory obligations that have been transferred to NB pursuant to this Agreement or a Work Statement; and Radius will be responsible for all contacts and communications with any Regulatory Authorities or governmental agencies that are the responsibility of a study drug sponsor under Applicable Law.  NB will notify Radius promptly (and in any event within one (1) Business Day) after it receives any notice that a Regulatory Authority or governmental agency has contacted NB, its Affiliates or any third party engaged by NB or its Affiliates that is providing Services with respect to a Project that is the subject of a Work Statement and forward to Radius copies of any communications or correspondence received from any Regulatory Authority or governmental agency relating to such Project, even if they do not specifically mention Radius.

(b)   NB shall prepare all Regulatory Filings that are assigned to it pursuant to any Work Statement for the clinical study that is the subject of a Project using, and in accordance with, the Work Statement and Radius’ reasonable instructions.  NB shall ensure that all such Regulatory Filings conform strictly to all Applicable Laws and regulations, health authority standards and the then-current electronic documentation information standards of Radius. NB shall ensure that all clinical and other data or information submitted by NB to Radius in is complete and accurate in all respects.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

(c)   NB shall submit to Radius each proposed Regulatory Filing prepared as provided under Section 2.13(b) for Radius’ comments and review.  Radius shall notify NB in writing of any Radius proposed modifications to such Regulatory Filing as soon as reasonably practicable after Radius’ receipt of such filing, and NB shall implement such proposed modifications as soon as reasonably practicable, but in any case, within [*] ([*]) days thereafter, unless otherwise mutually agreed.  To the extent that NB disagrees with any of Radius’ proposed modifications, the parties shall confer with respect to such proposals; provided that Radius shall have the right to make the final determination, at its reasonable discretion, as to the form and substance of all final Regulatory Filings with respect to the study drug and, as applicable, (i) NB shall not file any Regulatory Filing that is not approved by Radius and (ii) Radius shall not have any obligation to file any Regulatory Filing that is not approved by Radius.

(c)  NB shall provide to Radius copies of all Regulatory Filings for the clinical study that is the subject of any Project submitted to Regulatory Authorities within a reasonable time following the filing thereof.  NB shall also provide Radius with a copy of all correspondence or communications, other than Regulatory Filings, with Regulatory Authorities relating to the study drug or the clinical study that is the subject of any Project.

(e)  NB shall notify Radius immediately of an impending inspection or audit by any Regulatory Authority of any facility(ies) where Services are being provided or records relating to Services are maintained, including any site where Investigators are performing Services or laboratory studies are being performed.  If such an inspection or audit takes place without prior notice to NB, then NB shall notify Radius of such inspection or audit immediately, and in no event later than [*] ([*]) hours following arrival of any such inspector or auditor.  Where reasonably practicable, Radius will be given the opportunity to have a representative present during an FDA or other Regulatory Authority inspection of any facilities where Services are being provided or records relating to Services are maintained.

(f)  NB will consult with Radius regarding the response to any inquiry or observation from any Regulatory Authority or government agency relating in any way to any Project and will allow Radius at its discretion to control or participate in any further contacts or communications with such Regulatory Authority relating to such Project.  NB will comply with all reasonable requests and take into consideration all comments by Radius with respect to all contacts and communications with any Regulatory Authority relating in any way to the Project or the Services.  NB will obtain the written consent of Radius, which will not unreasonably be withheld, before referring to Radius in any regulatory correspondence.

(g)  During an inspection by the FDA or other Regulatory Authority concerning any Project, NB will not disclose information and materials that are not required to be disclosed to such Regulatory Authority, without the prior consent of Radius, which shall not unreasonably be withheld.  Such information and materials includes, but is not limited to: (i) financial data and pricing data (including, but not limited to, the budget and payment sections of the applicable Work Statement); (ii) sales data (other than shipment data); and, (iii) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements).

2.14  Schedule.  Each party acknowledges that delays in performance by either party may cause delays in performance by the other party.  Notwithstanding the foregoing, NB shall exercise all reasonable efforts to keep Radius on schedule and to notify Radius when NB reasonably believes that Radius should accelerate performance to fulfill Radius’ responsibilities under this Agreement or a Work Statement in a timely manner.  If Radius fails to timely fulfill its responsibilities under this Agreement or a Work Statement and such failure causes a delay in the provision of the Services and Deliverables, all specifically dependent time limits for NB’s performance under the applicable Work Statement shall be adjusted day-for-day to account for the delay caused by Radius.

3.  PROJECT MANAGEMENT

3.1  Representatives.  Each party will designate an individual (“Representative”) for each Project who will have the authority to represent such party in all matters concerning such Project and will be responsible for coordinating such party’s responsibilities for such Project, including requesting and approving changes in the Work Statement and (in the case of Radius) responding to changes proposed pursuant to Section 2.2.  All Project-related communications that concern performance shall be addressed to the designated Representative.  If a party replaces its Representative, that party shall promptly notify the other parties of such replacement.  Each party’s Representative shall be identified in the applicable Work Statement.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

3.2  Project Committee.  (a)  Within [*] ([*]) days after the Effective Date, a Project Committee (“Project Committee”) shall be established with the responsibilities and authority set forth in this Section 3.2.  The Project Committee shall consist of six (6) members, three (3) members to be appointed by each of Radius and NB.  Each party may, with notice to the other, substitute any of its members serving on the Project Committee.  The parties may also, by mutual agreement, increase or decrease the number of members serving on the Project Committee; provided that the number of members representing each party remains equal.  Radius shall have the right to appoint one of its members to be the chairperson of the Project Committee.

(b)  The general purpose of the Project Committee is to oversee the day-to-day management and performance of the  Project for which it is designated.  The Project Committee shall have the responsibility and authority to: (i) monitor each of Radius’ and NB’s implementation of their respective responsibilities under the applicable Work Statement; (ii) consider, review and approve any proposed amendments to the Services or the Deliverables set forth in the Work Statement; (iii) report regularly to the management of both parties upon the progress of the Project; (iv) provide a forum for exchange of information related to the efforts of each party with  respect to the Project; and (v) conduct any other functions as Radius and NB  may agree in writing.

(c)  The Project Committee shall hold meetings as mutually agreed by the parties (but in no event less than quarterly, unless mutually agreed by the parties).  The first meeting of the Project Committee shall be held within [*] ([*]) days of the Effective Date and shall be held in Cambridge, Massachusetts.  After the initial meeting, meetings may be held by telephone or video conference, provided that the parties shall meet in person at least [*] per year, and such meetings shall be held in Cambridge, Massachusetts or Copenhagen, Denmark unless the parties mutually agree to hold such meetings elsewhere.  Minutes of all meetings setting forth decisions of the Project Committee shall be prepared by the chairperson and circulated to all parties within [*] ([*]) days after each meeting, and shall not become official until approved by all parties in writing; minutes shall be presented for approval as the first order of business at the subsequent Project Committee meeting, or if it is necessary to approve the minutes prior to such subsequent meeting, then the parties shall approve the minutes within [*] ([*]) days of receipt thereof.

(d)  The Representatives shall have the right to attend all meetings of the Project Committee as non-voting participants and secretaries at such meetings, and may bring to the attention of the Project Committee, any matters or issues either of them reasonably believes should be discussed and shall have such other responsibilities as the parties may mutually agree in writing.

(e)  The quorum for Project Committee meetings shall be four (4) members, provided there is at least two (2) members from each of Radius and NB present.  The Project Committee will render decisions by unanimous vote.  The members of the Project Committee shall act in good faith to cooperate with one another and to reach agreement with respect to issues to be decided by the Project Committee.

(f)  Disagreements among the Project Committee will be resolved via good-faith discussions; provided, that in the event of a disagreement that cannot be resolved within thirty (30) days after the date on which the disagreement arose, the matter shall be referred to Radius’s Chief Executive Officer and NB’s Chief Executive Officer or their respective designees.  Thereafter, if any such disagreement is not resolved within [*] ([*]) days, then Radius will have the right to make the final decision and such decision shall be final and binding and shall not be subject to Section 10.2 of this Agreement; provided that it is understood and agreed that Radius’ right to exercise such final decision shall not include disputes with respect to (i) the interpretation, breach, termination or invalidity of this Agreement in which case the dispute shall be resolved in accordance with Section 10.2(a), or (ii) a “material strategic amendment” to the Work Statement for the Project, in which case the dispute shall be resolved in accordance with Section 10.2(b).  A “material strategic amendment” means an amendment to the Work Statement that is not required by a Regulatory Authority and materially increases the costs to execute the Project.

3.3  Operating Principles.  (a)  The parties acknowledge and agree that the deliberations and decision-making of the Project Committee shall be in accordance with the following operating principles:  (i)  decisions should be made in a prompt manner; and (ii) the parties’ mutual objective is to maximize the commercial success of the Radius study drugs that are the subject of each Work Statement, consistent with sound and ethical business and scientific practices.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

(b)  The Project Committee and the Representatives will have only such powers as are specifically delegated to it in this Agreement, and will have no power to amend this Agreement or waive a party’s rights or obligations under this Agreement.

(c)  Information that otherwise falls under the definition of Confidential Information contained in reports made pursuant to Section 3.3 or otherwise communicated between the parties will be subject to the confidentiality provisions of this Agreement.

4.  CHARGES

4.1  Price.  Radius shall pay NB for the Services (and Deliverables) that are the subject of any Work Statement, the fee specified in such Work Statement.

4.2  Expenses.  (a)  In addition to the charges set forth in any Work Statement, Radius shall be responsible for payment of those expenses incurred in the performance of a Work Statement that are identified in the Work Statement as “Pass-Thru Expenses”.  In the event that NB incurs Pass-Thru Expenses and seeks reimbursement from Radius rather than having Radius pay such Pass-Thru Expenses directly, NB shall invoice Radius for such Pass-Thru Expenses on a [*] basis.  NB shall not incur Pass-Thru Expenses that individually or in the aggregate exceed the amount set forth in the applicable Work Statement without Radius’ prior consent.

(b)  In addition to the charges set forth in the applicable Work Statement and the Pass-Thru Expenses, Radius shall reimburse NB’s reasonable travel and lodging expenses in connection with attendance at Project Committee meetings that are held in locations other than Copenhagen, Denmark.

4.3  Payment.  Radius shall make payment in accordance with the Work Statement and within [*] ([*]) days following NB’s invoice.  If Radius fails to make any payment due to NB under a Work Statement by the due date for payment, then, without limiting NB’s remedies under Section 7.2, the overdue amount shall accrue interest at the rate of [*]% per month from the due date until the date of actual payment of the overdue amount.  This Section 4.3 shall not apply to payments that Radius contests in good faith using the procedures in Section 10.1 during the pendency of such dispute; provided that in the event Radius does not prevail in such dispute then interest shall accrue from the date payment was due until the date Radius makes payment and such payment shall when made shall be accompanied by all interest so accrued.

4.4  Records; Inspection.  (a)  NB shall keep and maintain and cause its Affiliates and any third party vendors engaged by NB or its Affiliates to provide Services pursuant to a Work Statement to keep and maintain accurate books and accounts of record (prepared in accordance with International Financial Reporting Standards, consistently applied) in connection with the Services provided pursuant to each Work Statement in sufficient detail to permit accurate determination of all figures necessary for verification of the costs under such Work Statement.  NB shall maintain and cause its Affiliates to maintain such records for a period of [*] ([*]) years after the end of the year in which such records were generated.  Notwithstanding the requirement that books and accounts of record be maintained in accordance with International Financial Reporting Standards, if any third party vendor does not generally maintain records in accordance with those standards then such third party vendor may maintain records in the manner it typically uses for its business.

(b)  NB and, if applicable, its Affiliates and any third party vendors engaged by NB or its Affiliates to provide Services pursuant to a Work Statement shall make such records available for inspection by an independent certified public accountant, selected by Radius and reasonably acceptable to NB, during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Radius, to verify the accuracy of the expenses required to be paid under such Work Statement.  Such inspection right shall not be exercised more than once in any calendar year.  Radius will hold in confidence all information concerning expenses and all information learned in the course of any inspection, except to the extent necessary for Radius to reveal such information in order to enforce its rights under this Agreement in a proceeding in accordance with Section 10.2 or if disclosure is required by law, regulation or judicial order.  Any person or entity conducting such inspection will agree in writing with Radius to treat all records reviewed in the course of the inspection as the Confidential Information of NB under

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

terms and conditions no less restrictive than the terms contained in Section 5.2.  The results of each inspection shall be binding on both parties absent mathematical error.  Radius shall pay for such inspections, except that in the event there is any downward adjustment in aggregate amounts payable for any year shown by such inspection of more than [*] percent ([*]%) of the amount paid, NB shall pay for such inspection.

4.5  Taxes.  (a)  All payments required by this Agreement are exclusive of United States federal, state and local taxes imposed upon such payments, excluding taxes based upon NB’s net income (collectively, “Taxes”), and Radius shall bear and be responsible for the payment of all such Taxes.  Radius shall make payments to NB such that, after the payment of all Taxes, the amounts set forth in the applicable Work Statement are received by the NB, except as set forth in Section 4.5(b).

(b)  In the event and to the extent that Radius is required by law to withhold income taxes on payments owed to NB and pay such income taxes for the account of NB, Radius may deduct such income tax payment from amounts otherwise owed to NB and shall pay them to the appropriate tax authority.  Radius shall deliver to NB true copies of the receipts and/or returns covering all such payments and any other documents necessary to enable NB to claim tax credit.

(c)  Radius and NB will cooperate to minimize, to the extent legally permissible, the tax liabilities related to the transactions contemplated by this Agreement; provided such cooperation shall not cause any adverse tax consequences to be incurred by either party which would not have been incurred under the terms and conditions as described in this Agreement.

5.  CONFIDENTIALITY

5.1  Publicity.  The terms of this Agreement (including its existence) shall be treated as the Confidential Information of both parties and neither party will issue any press release or make any other statement, written or oral, to the public, the press or otherwise, relating to this Agreement and the transactions contemplated by this Agreement that has not previously been approved in writing by the other party.  Nothing in this Section 5.1 shall prohibit a party from making such disclosures to the extent required under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange.  In such event, however, the disclosing party shall use good faith efforts to notify and consult with the other party prior to such disclosure and, where applicable, shall diligently seek confidential treatment to the extent such treatment is available under applicable securities laws.  Each party may provide a copy of this Agreement or disclose the terms of this Agreement:  (a) to a Regulatory Authority as required by applicable law, in which case the disclosing party shall promptly notify the other party of such disclosure and the procedures, such as a protective order, instituted to protect the confidentiality of the Confidential Information to be disclosed, (b) to any finance provider in conjunction with a financing transaction, if such finance provider agrees to keep the terms of this Agreement confidential, (c) to enforce its rights under this Agreement in a proceeding in accordance with Section 10.2, (d) to any legal or financial advisor of such party, (e) to permitted subcontractors of either party, or (e) to current/prospective investors provided such investors are subject to a confidentiality agreement that is consistent with the terms of Section 5.2 regarding protection of Confidential Information of the other party.

5.2  Confidentiality.  (a)  Confidential Information of each party will be used by the other party solely for the purposes permitted by this Agreement.  All Confidential Information of a disclosing party will be received and held in confidence by the receiving party, subject to the provisions of this Agreement.  Each party acknowledges that, except for the rights expressly granted under this Agreement, it will not obtain any rights of any sort in or to the Confidential Information of the other party as a result of such disclosure and that any such rights must be the subject of separate written agreement(s).

(b)  Each party will restrict disclosure of the other party’s Confidential Information to those of its employees and consultants to whom it is necessary or useful to disclose such Confidential Information in connection with the purposes permitted under this Agreement.  Each party shall use Commercially Reasonable Efforts including at least efforts commensurate with those employed by the party for the protection of its own Confidential Information, to protect the Confidential Information of the other party.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

(c)  Nothing herein shall prevent a receiving party from disclosing all or part of the Confidential Information of the other party in response to a court order or other legal proceeding requesting disclosure of same; provided, the party that receives such order or process provides prompt notice to the disclosing party before making any disclosure (to the extent possible) and permits the disclosing party to oppose or narrow such request for disclosure and supports any of the disclosing party’s reasonable efforts to oppose such request (at disclosing party’s expense), and only to the extent necessary to comply with such request.  Disclosure of Confidential Information pursuant to this Section 6.2(c) will not alter the character of that information as Confidential Information hereunder.

(d)  Either disclosing party may at any time notify the receiving party that such receiving party must return to the disclosing party the disclosing party’s Confidential Information.  Each receiving party hereby agrees to, within thirty (30) days of such notification:  (i) return all documents and tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the other party’s Confidential Information; and (ii) return or certify (in a writing attested to by a duly authorized officer of such party) destruction of all copies, summaries, modifications or adaptations that such party or its employees or agents have made from the materials provided by the disclosing party; provided, however, that a party is permitted to retain one copy of such materials in its legal files to be used to verify compliance with its obligations hereunder.

5.3  Publication.  Project results may not be published or referred to, in whole or in part, by NB or its Affiliates or permitted third party subcontractors, including Clinical Investigators, without the prior expressed written consent of Radius.  Neither party will use the other party’s name in connection with any publication or promotion without the other party’s prior, written consent.

6.  PROPRIETARY RIGHTS

6.1  Title; Retained Rights.  (a)  NB hereby assigns and agrees to assign to Radius title to all Deliverables and other work product, including but not limited to data and information, that results from NB’s performance of the Services specified in any Work Statement, including any Project Intellectual Property Rights embodied in such Deliverables or work product, whether such Project Intellectual Property Rights are owned solely by NB or jointly by NB and Radius.

(b)  Radius’ title in such Deliverables and work product and Project Intellectual Property shall not include any NB Background Intellectual Property embodied in such Deliverables or work product.  Title to all such NB Background Intellectual Property shall remain vested in NB and this Agreement does not convey to Radius any ownership rights in any portion of such NB Background Intellectual Property by implication, estoppel or otherwise.  With respect to such NB Background Intellectual Property for which NB retains title, NB hereby grants and agrees to grant Radius a non-exclusive, perpetual, irrevocable, worldwide, royalty-free license, including the right to grant sublicenses, to use such NB Background Intellectual Property to the extent necessary or useful for Radius to make, have made, use, reproduce, prepare derivative works, modify, develop, market, sell, distribute and import any portion(s) of the Deliverables and work product alone or in combination with other technology and information as part of Radius’ business; provided that the right to sublicense shall be limited solely to activities in connection with Radius’ efforts to obtain Regulatory Approvals for the study drug that is the subject of any Work Statement and derivatives of such study drug.

(c)  The licenses granted under Section 6.1(b) shall be treated as a license of rights to “intellectual property” (as defined in Section 101(56) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”)) for purposes of Section 365(n) of the Bankruptcy Code.  Radius may elect to retain and may fully exercise all of its rights and elections under the Bankruptcy Code provided, that it abides by the terms of this Agreement

6.2  Further Assurances.  NB shall promptly disclose to Radius in writing any Project Intellectual Property that might, under applicable law, be patentable or otherwise protectable.  NB shall take such steps as Radius may request (at Radius’ expense) to vest in Radius (or its designee) ownership of the Deliverables and work product (including all Project Intellectual Property embodied in the Deliverables and work product).

6.3  Enabling Licenses.  Subject to the terms of this Agreement (including the applicable Work Statement), Radius hereby grants and agrees to grant to NB, solely to provide the applicable Services contemplated by the applicable Work Statement(s), a non-exclusive, paid-up and royalty-free license to (a) use the Radius Background Intellectual Property and the Project Intellectual Property as embodied in any proprietary documentation, information, biological, chemical or other materials provided to NB by Radius pursuant to this Agreement, including but not limited to study drug; and (b) grant sublicenses to Investigators that enter into valid Enterprise CTA’s or Local CTAs permitting such Investigators to use the study drug and other materials provided to them in accordance with the protocol for the clinical study that is subject to the applicable Work Statement solely for the performance of such clinical study.  Upon the expiration or termination of the applicable Work Statement, NB’s license (and each of its sublicenses) shall terminate and be of no further force or effect. NB will not use any proprietary materials provided it by Radius for any purpose other than the performance of the Services as specified in the applicable Work Statement.

7.  TERM; TERMINATION

7.1  Term.  This Agreement shall take effect as of the Effective Date and shall remain in effect until the fifth anniversary of the Effective Date (the “Term”), unless sooner terminated in accordance with Section 7.2.

7.2  Termination.  (a)  The parties may terminate a Project that is the subject of a Work Statement or this Agreement at any time by mutual agreement.

(b)  Either party may terminate any Project that is the subject of a Work Statement upon [*] ([*]) days written notice to the other party if the other party commits a material breach of this Agreement with respect to such Project, unless such breach is cured within the [*] ([*]) day notice period, or if such breach is not capable of being cured within [*] ([*]) days unless such party during such [*] ([*]) day period initiates actions reasonably expected to cure the breach and thereafter diligently proceeds to cure the breach.  Termination of any Work Statement(s) shall not result in termination of this Agreement or any other Work Statement(s), which shall remain in force until terminated as provided above.  If either party desires to terminate this Agreement and all Work Statements, it shall so state in its notice of termination.  If termination of multiple Work Statements is elected pursuant to this Section 7.2(b), the opportunity to cure shall be available for each Work Statement and termination shall only apply to those Work Statements with respect to which the default is not cured.

(c)  A disadvantaged party (as defined in Section 11.2) shall have the right to terminate this Agreement upon [*] ([*]) days notice if a Force Majeure condition has prevented performance by the other party for more than [*] ([*]) consecutive days or an aggregate [*] ([*]) days in any [*]-month period.

(d)   Radius may also terminate a Work Statement with written notice to NB if authorization and approval to perform any clinical study that is the subject of such Work Statement is withdrawn by the FDA or other relevant health authorities or human or toxicological test results support termination of the clinical study relating to such Work Statement(s) for reasons of safety or if the emergence of any adverse event or side effect in the clinical study relating to such Work Statement(s) is of such magnitude or incidence in the opinion of Radius as to support termination.

7.3  Consequences of Termination.  (a)  Upon termination (including expiration) of this Agreement or termination of any Work Statement(s) for any reason:  (i) NB will terminate all tasks for the affected Work Statement(s) in an orderly manner, as soon as practical and in accordance with a schedule agreed to by Radius and NB; (ii) NB shall deliver to Radius all materials developed through the termination of the Work Statement(s); and (iii) Radius shall pay NB any monies due and owing NB up to the time of termination for work that has been completed (as specified in the Work Statement(s)).

(b)  Subject to Sections 2.9(d) and 5.2, upon any termination (including expiration) of this Agreement each party shall return to the other party or certify in writing to the other party that it has destroyed all documents (including those stored on computer systems and networks) and other tangible items it or its employees or agents have received or created pertaining, referring or relating to the Confidential Information of the other party; provided, that a party is permitted to retain one copy of such materials in its legal files to be used to verify compliance with its obligations hereunder.

(c)  Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of any termination.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

(d)  Sections 1, 2.9(d), 2.10, 2.13, 4.4-4.5, 5, 6, 7.3, 8, 9.3-9.5, 10, 11.1-11.2, and 11.4-11.15 shall survive any termination or expiration of this Agreement.

8.  REPRESENTATIONS AND WARRANTIES; COVENANTS

8.1  Authorization, etc.  Each party hereby represents and warrants to the other that: (a) it has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly authorized, executed and delivered by such party, constitutes the legal, valid and binding obligation of such party and is enforceable against such party in accordance with its terms; (c) it is under no contractual or other obligation or restriction that is inconsistent with its execution or performance of this Agreement.

8.2  Personnel; Services.  NB hereby represents and warrants to Radius that (a) each of the persons it assigns to perform Services under any Work Statement, whether such personnel are employed by Affiliates of NB or by approved subcontractors, shall have the proper skill, training and experience so as to be able to perform in a competent and professional manner and that all work will be so performed; and (b) before providing Services, all such personnel shall have agreed in writing to (i) confidentiality obligations consistent with the terms of this Agreement, and (ii) to assign or otherwise effectively vest in NB any and all rights that such personnel might otherwise have in the results of their work.

8.3  Absence of Debarment.  NB hereby represents and warrants to Radius that neither NB, nor its officers or employees, nor any other person used by NB to perform Services has been (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. NB agrees to inform Radius in writing promptly if NB or any person who is performing Services is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of NB’s knowledge, is threatened.

8.4  Legal Compliance.  NB hereby represents and warrants to Radius that it will perform its obligations under this Agreement and each Work Statement in a professional manner, as a contract research organization in accordance with 21 C.F.R. §312.52; and will comply, in all material respects, with all Applicable Laws, including but not limited to those administered by FDA, with respect to the provision of the Services pursuant to this Agreement and shall cause its Affiliates and permitted third party subcontractors to comply in all material respects with all Applicable Laws in the provision of the Services.

8.5  Clinical Investigator Interests.  (a)  NB hereby represents and warrants to Radius that no Clinical Investigator who performs Services pursuant to this Agreement or any Work Statement owns or shall become entitled to own any of the Radius securities that are subject to the Stock Issuance Agreement or to otherwise receive any compensation or other benefit from such Radius securities or the proceeds of such Radius securities.  For purposes of this Section 8.5, “Clinical Investigator” means a listed or identified investigator or subinvestigator for the applicable clinical study who is directly involved in the treatment or evaluation of research subjects and such investigator’s spouse and each dependent child of such investigator.

(b)  NB hereby represents and warrants to Radius that NB shall cause any third party subcontractor engaged by NB or its Affiliates to provide Services pursuant to a Work Statement to adhere, and to cause each Clinical Investigator to adhere, to the provisions of this Section 8.5 and NB shall cause each such third party subcontractor, prior to shipment of clinical supplies to any investigative site by Radius or such third party subcontractor to provide NB or such third party subcontractor or Radius with all original documentation necessary for submission to the FDA or other Regulatory Authorities, including a completed and signed FDA Forms 3455 and 1572.

8.6  Deliverables.  NB hereby represents and warrants to Radius that (i) NB’s provision of Services pursuant to this Agreement and the resulting Deliverables shall not violate any patent, copyright, or other proprietary or intellectual property right of any third party of which NB is aware at the time it provides the Services under the applicable Work Statement; (ii) all Deliverables shall be developed exclusively by full-time employees of NB or by independent contractors (including subcontractors) that have executed written assignments, assigning to NB all proprietary and Intellectual Property Rights they (or their respective employees or independent contractors) may hold in any Deliverable on which they work; (iii) to the extent that any Deliverables includes software, such Deliverables will not contain any dongles or other features that interfere with or prevent use of the Deliverable by Radius in the manner specified in the applicable Work Statement; and (iv) the Deliverables shall conform to the applicable specifications set forth in the Work Statement.  This warranty is limited and shall not apply in the event and to the extent that  any nonconformity is the result of (1) Radius’ acts or omissions, including Radius’ failure to provide accurate information or specifications; or (2) compliance by NB with specific instructions given by Radius with respect to the particular manner in which Services are performed under a Work Statement notwithstanding NB’s contrary advice.

8.7  Warranty Disclaimer.  SECTIONS 8.1-8.6 SET FORTH THE ONLY WARRANTIES PROVIDED BY EITHER PARTY CONCERNING THIS AGREEMENT, THE SERVICES AND RELATED WORK PRODUCT.  THESE WARRANTIES, TOGETHER WITH THE INDEMNIFICATION UNDERTAKINGS OF SECTION 9.5, ARE MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT, TITLE OR OTHERWISE.

9.   REMEDIES; RISK ALLOCATION

9.1  Non-Conformity Remedies.  In the event that any Deliverable fails to satisfy the warranty contained in Section 8.6(iv), NB shall re-perform the applicable Services and redeliver the non-conforming Deliverable with a Deliverable that conforms to the applicable specifications as specified in the applicable Work Statement using the procedure specified in Section 2.4.

9.2  Equitable Remedies.  The parties acknowledge and agree that, in the event of a breach or a threatened breach of Sections 2.9, 5 or 6 of this Agreement, a party may suffer irreparable damage (in addition to financial harm) for which it will have no adequate remedy at law and, accordingly, a party shall be entitled to injunctive and other equitable remedies to prevent or restrain, temporarily or permanently, such breach or threatened breach, without the necessity of posting any bond or surety.  Such remedies shall be in addition to any other remedy that such party may have at law or in equity.

9.3  Limitation of Liability.  (a)  EXCEPT FOR DAMAGES ARISING UNDER SECTION 5 AND EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.4 WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR SAVINGS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, REGARDLESS OF WHETHER THE PARTIES HAVE ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

(B)  EXCEPT FOR DAMAGES ARISING UNDER SECTION 5 AND EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.5 WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT SHALL THE COLLECTIVE, AGGREGATE LIABILITY (INCLUDING, BUT NOT LIMITED TO CONTRACT, NEGLIGENCE AND TORT LIABILITY) OF EITHER PARTY OR ITS AFFILIATES, OR ITS OR THEIR AFFILIATES’ RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, UNDER THIS AGREEMENT EXCEED THE TOTAL BUDGET OF THE APPLICABLE WORK STATEMENT.  IT IS UNDERSTOOD AND AGREED THAT CLAIMS OF EITHER NB’S AFFILIATES OR RADIUS’ AFFILIATES, OR THE OFFICERS, DIRECTORS AND EMPLOYEES AND AGENTS OF NB AND ITS AFFILIATES, OR OF RADIUS AND ITS AFFILIATES, SHALL NOT BE CONSIDERED “THIRD-PARTY CLAIMS” FOR PURPOSES OF THIS SECTION 9.3.

9.4  Risk Allocation.  (a)  Subject to the provisions of Section 9.4(c), NB will defend, indemnify, and hold harmless Radius and its Affiliates, officers, directors, employees, agents, and their successors and assigns (each, in such capacity, an “Radius Indemnified Party”) from and against any claim, suit, demand, loss, damage, expense (including reasonable attorneys’ fees of Radius Indemnified Party(ies) and those that may be asserted by a third party) or liability (collectively, “Losses”) arising from any third party claim or proceeding against the Radius Indemnified Party(ies) by any third party to the extent that such claim or proceeding is based on:  (i) any breach of

NB’s representations and warranties under this Agreement; or (ii) any negligence or intentional misconduct by NB (or its employees, agents or representatives) in performing its obligations under this Agreement or any Work Statement.  The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any Radius Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

(b)  Subject to the provisions of Section 9.4(c), Radius will defend, indemnify, and hold harmless NB and its Affiliates, officers, directors, employees, agents, and their successors and assigns (each, in such capacity, an “NB Indemnified Party”) from and against any Losses arising from any third party claim or proceeding against the NB Indemnified Party(ies) by any third party to the extent that such claim or proceeding is based on:  (i) any breach of Radius’ representations and warranties under this Agreement; (ii) any negligence or intentional misconduct by the Radius (or its employees, agents or representatives) in performing its obligations under this Agreement or any Work Statement; or (iii) product liability or personal injury arising from or relating to the Radius products or Radius’ use of any Deliverables.  The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any NB Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

(c)  To receive the benefit of indemnification under Section 9.4(a) or Section 9.4(b), the Radius Indemnified Party or NB Indemnified Party, as applicable, must:  (a) promptly notify the party from whom indemnification is sought (each, an “Indemnifying Party”) of any claim or proceeding; provided, that failure to give such notice shall not relieve Indemnifying Party of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party; (b) provide reasonable cooperation to the Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party’s cost and expense; and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without the Indemnified Party’s consent.  Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party’s written consent.  The Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefore.

9.5  Insurance.  Each party shall procure and maintain insurance coverage adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, including professional liability (or errors and omissions) or product liability or clinical trial liability insurance, whichever is applicable to the individual parties, with minimum limits of $[*] combined single limit (errors and omissions / professional liability) in the case of NB and $[*] combined single limit (products liability) in the case of Radius.  All insurance amounts may be obtained by full, individual primary policy amount; a primary amount of less than minimum requirement enhanced by a blanket excess umbrella policy; or a combination of either. Each party shall provide the other party with a certificate of insurance upon request. The insured shall provide the other party with at least [*] ([*]) days prior written notice of any material change, cancellation or expiration of the above-required insurance. If such party does not obtain replacement insurance or take other measures that allow it to provide comparable coverage within such [*]-day period, the other party shall have the right to terminate this Agreement effective at the end of such [*]-day period without notice or any additional waiting periods.  It is understood that such insurance shall not be construed to create a limit of either party’s liability with respect to its indemnification obligations under this Section 9.

10.  DISPUTE RESOLUTION

10.1  Escalation.  The parties will attempt to settle any claim or controversy arising out of this Agreement or the subject matter hereof through consultation and negotiation in good faith in a spirit of mutual cooperation.  Such matters will be initially addressed by the Bente Juel Riis of NB and the Nick Harvey of Radius, as applicable, who shall use reasonable efforts to attempt to resolve the dispute through good faith negotiations by telephone or in person as may be agreed.  If they fail to resolve the dispute within [*] ([*]) days after a party notifies the other party of the dispute, then the matter will be escalated to the Claus Christiansen of NB and the Richard Lyttle of Radius, or their designees for resolution.  They will use reasonable efforts to attempt to resolve the dispute through good faith negotiations by telephone or in person as may be agreed.  If they fail to resolve the dispute within [*] ([*]) days after it is referred to them and do not mutually agree to extend the time for negotiation, then the dispute will be submitted to arbitration in accordance with the procedure set forth in Section 10.2.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

10.2  Arbitration.  (a)  Except with respect to actions covered by Section 10.2(b)-(c), any claim or controversy arising in whole or in part under or in connection with this Agreement or the subject matter hereof that is not resolved pursuant to Section 10.1 will be referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes (the “Rules”) of the American Arbitration Association, as such Rules may be modified by this Section 10.2.  If a party intends to begin an arbitration to resolve a dispute arising under this Agreement after the provisions of Section 10.1 have been exhausted, such party shall provide written notice (the “Arbitration Request”) to the other party of such intention and the issues for resolution.  From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which a party must cure a breach of this Agreement becomes suspended as to the subject matter of the dispute.  Unless the parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding.  The arbitration shall be conducted by one arbitrator, who will be agreed upon by the parties to such claim or controversy.  If the applicable parties are unable to agree upon a single arbitrator within [*] ([*]) days following the date arbitration is demanded, three arbitrators will be used, who shall be selected from a list of at least six nominee’s selected by the AAA within [*] ([*]) Business Days after the date of the parties notify the AAA of their inability to agree upon an arbitrator.  The parties shall have [*] ([*]) Business Days after the receipt of such nominations to agree on three arbitrators none of whom is an employee, director or stockholder of any applicable party or, failing to agree, to rank-order their preferences with the most preferred being given the lowest number, and mail the rank-order to the AAA.  If the parties have not themselves agreed upon three arbitrators and notified the AAA, the AAA shall notify the parties of the selection within [*] ([*]) Business Days of receipt of the rank-order preferences from each party.  If none of the nominees is acceptable to a party, the procedure shall be repeated with a new slate of nominees, and, if the parties cannot select three arbitrators the second time, the AAA shall select the arbitrators within [*] ([*]) Business Days of receipt of responses from each party to the second round.  Unless the parties agree otherwise, they will be limited in their discovery to directly relevant documents.  Responses or objections to a document request will be served [*] ([*]) days after receipt of the request.  The arbitrator(s) will resolve any discovery disputes. Unless otherwise agreed by the parties, all such arbitration proceedings will be held in New York, New York, provided that proceedings may be conducted by telephone conference call with the consent of the arbitrator(s).  All arbitration proceedings will be conducted in the English language and the arbitrator(s) will apply the law of New York.  The arbitrator(s) will only have the authority to award actual money damages (with interest on unpaid amounts from the date due) and, except with respect to a breach or nonperformance of any provision of this Agreement relating to Confidential Information, the arbitrator(s) will not have the authority to award indirect, incidental, consequential, exemplary, special, punitive or any other type of damages not measured by a party’s compensatory damages, and the parties expressly waive any claimed right to such damages.  Judgment on the award rendered by the arbitrator(s) may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrator(s).  The arbitration will be of each applicable party’s individual claims only, and no claim of any other party will be subject to arbitration in such proceeding.  The costs and expenses of the arbitration, but not the costs and expenses of the parties, will be shared equally by the parties.  If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award.  Except as otherwise required by law, the parties and the arbitrator(s) will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.  Judgment on the award granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the parties or any of their respective assets.  The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge and jury except as expressly provided herein.

(b)  In the event of a dispute arising out of or relating to a matter that is the subject of Section 3.2(f)(ii), such dispute shall be finally settled by arbitration under the then current expedited procedures applicable to the then current Rules as such Rules and procedures may be modified by this Section 10.2(b).  Upon receipt of an Arbitration Request by either party, the parties shall promptly negotiate in good faith to appoint a mutually acceptable independent person, with scientific, technical and regulatory experience necessary to resolve such dispute (“Expert”).  If the parties are not able to agree within [*] ([*]) Business Days after the receipt by a party of the Arbitration Request, the AAA shall be responsible for selecting an Expert within [*] ([*]) Business Days of being approached by a party.  The fees and costs of the Expert and the AAA, if applicable, shall be shared equally by the parties.  The arbitration shall be held in

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

New York, New York, unless the parties agree otherwise or the selection of the Expert requires otherwise.  Within [*] ([*]) Business Days after the designation of the Expert, the parties shall each simultaneously submit to the Expert and one another a written statement of their respective positions on such disagreement.  Each party shall have [*] ([*]) Business Days from receipt of the other party’s submission to submit to the Expert and the other party a written response thereto, which shall include any scientific, technical and regulatory information in support thereof.  The Expert shall have the right to meet with the parties, either alone or together, as necessary to make a determination.  No later than [*] ([*]) Business Days after the designation of the Expert, the Expert shall make a determination by selecting the resolution proposed by one of the parties that the Expert deems as a whole to be the most fair and reasonable to the parties in light of the totality of the circumstances.  The Expert shall provide the parties with a written statement setting forth the basis of the determination in connection therewith.  The decision of the Expert shall be final and conclusive.  The costs and expenses of the arbitration, but not the costs and expenses of the parties, will be shared equally by the parties.  If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award.  Except as otherwise required by law, the parties and the Expert will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.  Judgment on the award granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the parties or any of their respective assets.  The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge and jury except as expressly provided herein.

(c)  The provisions of Section 10.2(a)-(b) will not apply to any claim or controversy involving infringement or misappropriation of any Intellectual Property Right of a party.  Nothing in this Section 10.2 will prevent a party from resorting to judicial proceedings if:  (i) interim relief from a court is necessary to prevent serious and irreparable injury to such party; or (ii) litigation is required to be filed prior to the running of the applicable statute of limitations.  The use of any alternative dispute resolution procedure will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either party.

11.  GENERAL

11.1  Independent Contractors.   Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and among Radius and NB does not constitute a partnership, joint venture, franchise, agency or contract of employment.  Neither party is granted, and neither party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of any other party or such party’s Affiliates.  Each party shall be solely responsible for compensating all its personnel and for payment of all related workers’ compensation, unemployment and withholding taxes.  Neither party shall provide the other party’s personnel with any benefits, including but not limited to compensation for insurance premiums, paid sick leave or retirement benefits.

11.2  Force Majeure.  Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation created by this Agreement is caused by acts of God, wars (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), revolution, civil commotion, acts of public enemy, labor strikes (other than employees of the affected party), terrorism, embargo or acts of government in its sovereign capacity (“Force Majeure”), the “affected party” will, after giving prompt notice to the “disadvantaged party(ies),” be excused from such performance on a day-to-day basis during the continuance of such prevention, restriction, or interference (and the disadvantaged party(ies) will likewise be excused from performance of its obligations on a day-to-day basis during the same period), provided, however, that the affected party will use its best efforts to avoid or remove the causes of nonperformance and all parties will proceed immediately with the performance of their obligations under this Agreement whenever the causes are removed or cease.  If Force Majeure conditions continue for more than [*] consecutive days or an aggregate [*] days in any [*]-month period, then the disadvantaged party may terminate this Agreement in accordance with Section 7.2(c).

11.3  Assignment.  This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  NB may not assign this Agreement or any of its rights under this Agreement nor delegate any of its obligations under this Agreement without the express prior written consent of

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Radius.  Each party may assign this Agreement without the consent of the other parties to an Affiliate or in connection with any merger, acquisition, or sale a majority of such party’s voting stock or a sale of substantially all such party’s assets; provided, further, that in each instance the assignee expressly assumes all obligations imposed on the assigning party by this Agreement in writing and each of the other parties is notified in advance of such assignment.  Any purported assignment in violation of this Section 11.3 shall be null and void.

11.4  Notices.  Unless otherwise provided herein, any notice, report, payment or document to be given by one party to another shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is [*] ([*]) Business Days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective [*] ([*]) Business Day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) to the address set forth on the signature page to this Agreement or to such other place as a party may designate as to itself by written notice to the other party.

11.5  Applicable Law.  This Agreement shall be governed by, subject to, and construed in accordance with the substantive laws of New York without regard for any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or the transactions contemplated by this Agreement.

11.6  Waivers.  The waiver by a party of a breach or default under any provision under this Agreement or the failure of such party to exercise its rights under this Agreement in any instance shall not operate or be construed as a continuing waiver or a waiver of any subsequent breach or default  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar).

11.7  Integration.  The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof.  No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement shall be of any force or effect.  No agreement or understanding extending this Agreement or varying its terms shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by a duly authorized representative of the applicable party. To the extent any terms or provisions of a Work Statement conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Work Statement expressly and specifically states an intent to supersede the Agreement on a specific matter.

11.8  Severability.  In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

11.9  Binding Effect, Benefits.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns; nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or, as applicable, their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.10  Headings.  The Section headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement

11.11  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures shall be accepted as original signatures, orders may be transmitted electronically and any document created pursuant to this Agreement may be maintained in an electronic document storage and retrieval system, a copy of which shall be considered an original.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

11.12  Further Assurances.  Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

11.13  Rules of Construction.  The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against a party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

11.14  Word Meanings.  Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires.  The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

11.15  Nonsolicitation.  Each party to this Agreement covenants that during the Term and for a period of [*] ([*]) months after this Agreement expires or is terminated, whichever is earlier, neither it nor any of its respective Affiliates shall solicit, directly or indirectly, for employment, any personnel of the other party who works under this Agreement; provided that nothing in this Section 11.15 shall prohibit a party from carrying out general solicitation of employment in any newspaper, magazine, trade publication, electronic medium or other media.  The parties acknowledge that irreparable harm may result from any breach of this Section 11.15 and that there may be no adequate remedy at law or in damages to compensate for any such breach. The parties acknowledge and agree that each party shall be entitled to seek injunctive relief requiring specific performance of this Section 11.15 by the other party or any of its Affiliates.

[remainder of this page intentionally left blank - signature page follows]

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives as of the Effective Date.

RADIUS HEALTH, INC.	NORDIC BIOSCIENCE CLINICAL DEVELOPMENT VII A/S

/s/ C. Richard Edmund Lyttle	/s/ Claus Christiansen
By: C. Richard Edmund Lyttle	By: Claus Christiansen
Title: CEO and President	Title: CEO

Notice Address	Notice Address
Radius Health, Inc.	Nordic Bioscience Clinical Development VII A/S
201 Broadway, 6th Floor	Herlev Hovedgade 207
Cambridge, MA 02139	2730 Herlev
USA	Denmark
Attn: President	Attn: Clinical Trial Leader & Medical Advisor /
Clinical Studies
Phone: 01.617.444.1834	Phone: 45.4452.5251
Fax: 01.617.551.4701	Fax: 45.4452.5251

Attachment 1	Form of Work Statement
Attachment 2	Work Statement No. NB-1
Attachment 3	Form of Enterprise CTA
Attachment 4	Form of Indemnity Letter

Attachment 1

Work Statement NB-

WORK STATEMENT

This Work Statement NB-  is entered into as of                        , 201   pursuant to Section 2.1 of the Clinical Trial Services Agreement dated as of March 29, 2011, by and between Radius Health, Inc. (“Radius”) and Nordic Bioscience Clinical Development VII A/S (“NB”) (the “Agreement”).  Capitalized terms used in this Work Statement NB-   and not defined in this Work Statement NB-   are used with the meanings ascribed to them in the Agreement.  This Work Statement NB-   is attached to and becomes, upon execution by both parties below, a part of the Agreement, and sets forth the specific terms and conditions relating to the Services and Deliverables described herein.

In consideration of the mutual promises contained in the Agreement and for other good and valuable consideration the receipt and adequacy of which each of the parties does hereby acknowledge, the parties hereby agree to the terms of this Work Statement NB-   entitled “[TITLE]”.

This Work Statement NB-   contains the following Attachments, each of which is made a part hereof:

Attachment A — Specifications/Key Assumptions/Services/Division of

Responsibilities/Timeline Specifications

Attachment B — Budgets, Fees, Pass-through Costs, and Payment Schedule

Attachment C — Materials Provided by Either Party

Attachment D — Core Team Members/Key Personnel

Attachment E — Protocol or Protocol Summary

Attachment F — Reports and Information Management/Regular Meetings

Attachment G — Special Insurance

Attachment H - Transfer of Obligation

IN WITNESS WHEREOF the parties have executed this Work Statement NB-   intending it to take effect as an instrument under seal as part of the Agreement as of                            , 201  .

RADIUS HEALTH, INC.	NORDIC BIOSCIENCE CLINICAL DEVELOPMENT VII A/S

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Attachment 2

Work Statement NB-1

WORK STATEMENT

This Work Statement NB-1 is entered into pursuant to Section 2.1 of the Clinical Trial Services Agreement dated as of March 29, 2011, by and between Radius Health, Inc. (“Radius”) and Nordic Bioscience Clinical Development VII A/S (“NB”) (the “Agreement”).  Capitalized terms used in this Work Statement NB-1 and not defined in this Work Statement NB-1 are used with the meanings ascribed to them in the Agreement.  This Work Statement NB-1 is attached to and becomes, upon execution by both parties below but subject to the consummation by Radius of an equity financing pursuant to which it shall have issued and sold shares of its Series A-1 Convertible Preferred Stock, par value $0.01 per share, to existing and/or new investors resulting in aggregate gross proceeds being received by Radius in an amount equal to approximately [*] U.S. Dollars (US$[*]) (unless waived by Radius), a part of the Agreement, and sets forth the specific terms and conditions relating to the Services and Deliverables described herein.

In consideration of the mutual promises contained in the Agreement and for other good and valuable consideration the receipt and adequacy of which each of the parties does hereby acknowledge, the parties hereby agree to the terms of this Work Statement NB-1 entitled “A Randomized, Double-blind, Placebo-controlled, Comparative Phase 3 Multicenter Study to Evaluate the Safety and Efficacy of BA058 for Injection for Prevention of Fracture in Ambulatory Postmenopausal Women with Severe Osteoporosis and at Risk of Fracture”.

This Work Statement NB-1 contains the following Attachments, each of which is made a part hereof:

Attachment A — Specifications/Key Assumptions/Services/Division of

Responsibilities/Timeline Specifications

Attachment B — Budgets, Fees, Pass-through Costs, and Payment Schedule

Attachment C — Materials Provided by Either Party

Attachment D — Core Team Members/Key Personnel

Attachment E — Protocol or Protocol Summary

Attachment F — Reports and Information Management/Regular Meetings

Attachment G — Special Insurance

Attachment H - Transfer of Obligation

IN WITNESS WHEREOF the parties have executed this Work Statement NB-1 intending it to take effect as an instrument under seal as part of the Agreement as of March 29, 2011.

RADIUS HEALTH, INC.	NORDIC BIOSCIENCE CLINICAL DEVELOPMENT VII A/S

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Acknowledged and Agreed:

xxxxxxx, Project Leader

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Work Statement NB-1

Attachment A

Specifications/Key Assumptions/Services/Division of Responsibilities/Timeline Specifications

Study Assumptions

Radius Health, Inc.

Protocol:  BA058-05-003, “A Randomized, Double-blind, Placebo-controlled, Comparative Phase 3 Multicenter Study to Evaluate the Safety and Efficacy of BA058 for Injection for Prevention of Fracture in Ambulatory Postmenopausal Women with Severe Osteoporosis and at Risk of Fracture”

Protocol Number	BA058-05-003
Number of Sites:	11
Denmark	3
Estonia	1
Lithuania	1
Romania	1
Poland	1
Czech Republic	2
Brazil	1
Hong Kong	1
Number of Patients to be Screened	[*]
Number of Patients to Enroll:	[*]
Enrollment Period:	[*] months from last approval of the Protocol by applicable Regulatory Authorities
Treatment Period:	[*] months
Safety Follow up Period	[*] month
Visits per Completed Subject:	[*]

Clinical Trial Timeline

BA058-05-003 Milestones	Duration in Months	Estimated Timeline
Regulatory Submissions	[*]	[*]
First Regulatory Approval		[*]
Last Regulatory Approval	[*] months ([*])	[*]
IMP ready at site		[*]
First Patient Randomized		[*]
Enrollment Complete	[*] months (after last Regulatory Approval)	[*]
Treatment Period	[*] months	[*]
Last Patient Last Study Visit	[*] month	[*]
Database Lock	[*] months	[*]
Locked Database Transfer to Sponsor		[*]
Site Close-out Visits	[*] months	[*]

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment A-1

Work Statement NB-1

Attachment B

Budgets, Fees, Pass-through Costs, and Payment Schedule*

BA058-05-003 Draft Protocol Version 3.0 10 August 2010 Cost Proposal Version 2 September 2010

Sponsor:	Radius Health, Inc.
Protocol ID:	BA058-05-003
Development Phase:	III
Disease:	Osteoporosis
Total # of Randomized Subjects (CCBR):	[*]	Less [*]% due to Drop Out= [*]
PK/PD Study; *samples for BA058 on [*] subjects, samples for s-calcium on [*] subjects:	All	Adjusted for Drop Out
ECG pre-and 60 minutes post dose:	All	Adjusted for Drop Out
Bone Biopsy:	[*]
Expected Date of FPFV:	[*]
Expected Length of Recruitment (months):	[*]
Treatment Duration (months):	[*]
Number of visits:	[*]
Number of CCBR Clinics:	[*]	Assumes only CCBR sites
Number of potential study subjects to be prescreened:	[*]

Total Budget	EURO
Pre-screening/Advertisement	[*]	Only spine DEXA
[*] % screen failure	[*]	Assumes [*]% Screen Failure rate after PIC has been signed
Clinic Activities (randomized and completed)	[*]	Adjusted for Drop Out
BA058 PK Study; sample collection and clinic stay	[*]	No BA058 analysis, adjusted for Drop-out
CRO Activities	[*]	[*]% source data verification and adjusted for Drop Out
Central Lab Fee	[*]	Adjusted for Drop Out Includes sample shipment. Bone markers on [*] subjects Local hematology (=less shipment cost)
Bone Biopsy ([*] biopsies)	[*]	[*] biopsies
CT-scan (payment to X-ray departments) ([*] subjects)	[*]	[*] Subjects end of study
Calcium and Vitamin D supplement	[*]
Sub Total budget (EURO)	[*]
Discount	[*]
Sub Total budget (EURO)	[*]
Sub Total budget (USD)	[*]	Assumes 1 EURO = 1.30 USD
Central Imaging Reading (USD)	[*]	All hip and spine DEXA central reading Local reading for eligibility. Wrist DEXA central read on [*] subjects ([*] per arm)
Central Imaging Pass Through (USD)	[*]
Total Budget (USD)	[*]

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment B-1

*The pricing specified in this Budget is calculated based upon [*] subjects randomized and entered into the clinical study and assumes a [*] % screen-failure rate after the Patient Informed Consent has been signed and a [*]% drop-out rate, the Budget will be adjusted as the study proceeds to reflect the actual screen-failure rate and the actual drop-out rate and all pricing will be adjusted in a pro rata fashion to reflect the actual study activities completed by the study subjects.

Pass through Cost	EURO
Submission Fee to ERC	Included
Containers for 24-h urine collection	Included
Local Hematology Test’s	Included
Advertisement	Included
Monitoring Travel Expenses & Accommodations / other travels	Included
Shipments of imaging and labs	Included
Translation	Included
Investigator Meeting	Included
Data Monitoring Committee	Not Included
Patient insurance	Not included
Annual reports to the FDA	Not included
External advisory Board	Not included
Statistical Data analysis and Clinical Study Report	Not included
Purchase of Forteo	Not included*

*It is understood and agreed that Radius shall as part of the “Purchase of Forteo” obligations cause the supplier of the Forteo product ([*]) to enter into a purchase agreement with NB that includes delivery by [*] DDP to the Aptuit Ltd. facility in Oxford United Kingdom (“UK”) for packaging,  [*].

Payment Schedule

(a)  A portion of the purchase price for the Services shall be paid in cash and the balance shall be paid by issuance to NB of shares of Radius Series A-6 Convertible Preferred Stock, $0.01 par value, at a price of $[*] per share.  The cash payment portion of the purchase price shall be subject to this Work Statement NB-1 and the Agreement; the stock issuance portion of the purchase price shall be made pursuant to a Stock Issuance Agreement (the “Stock Issuance Agreement”).

(2)  The cash payment portion of the purchase price is comprised of a portion denominated in EURO and a portion denominated in U.S. Dollars as noted in the cost proposal set forth above.  The EURO portion is €[*]  and the U.S. Dollar portion is $[*].  This pricing is based upon [*] study subjects randomized and a [*]% screen-failure rate after the Patient Informed Consent has been signed and a [*]% drop-out rate and a pro rata adjustment to pricing based upon the actual number of study subjects that are not the subject of screen-failure and the actual clinical study activities that are completed prior to drop-out for study subjects that drop-out.  Radius shall pay the EURO denominated portion of the purchase price and the U.S. Dollar portion of the purchase price separately in the applicable currency as set forth in Paragraphs (3)-(9).

(3)  Radius has entered into a Letter of Intent dated September 3, 2010 with NB pursuant to which Radius has funded an aggregate $[*] of Radius’ aggregate cash payment obligations to NB in respect of the clinical study that is the subject of Work Statement NB-1.  On the Effective Date, Radius will pay NB a non-refundable cash fee of €[*], representing [*]% of Radius’ aggregate cash payment obligation to NB for the EURO denominated portion of the clinical study, which amount shall be reduced by the aggregate $[*] payment previously provided by Radius under the Letter of Intent and the two extensions to such Letter of Intent described below, using the exchange rate for buying EUROs with U.S. Dollars set forth in the Wall Street Journal (Online Edition) Market Data Center at http://online.wsj.com/mdc/public/page/marketsdata.html on the date(s) each portion of such aggregate $[*] payment

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment B-2

was made.  The initial $[*] portion was paid September 8, 2010 and the credit for such payment will use the exchange rate for that date (0.7865) to convert U.S. Dollars to EUROS; the second $[*] portion was paid October 19, 2010 and the credit for such payment will use the exchange rate for that date (0.7283) to convert U.S. Dollars to EUROS.  Radius and NB entered into an extension of the Letter of Intent on December 15, 2010 pursuant to which Radius paid an additional $[*] on December 19, 2010 and the credit for such payment will use the exchange rate for December 17 (0.7584) to convert U.S. Dollars to EUROS.  Radius and NB entered into a second extension of the Letter of Intent on January 31, 2011 pursuant to which Radius paid an additional $[*] on February 3, 2011 and the credit for such payment will use the exchange rate for February 3 (0.7334) to convert U.S. Dollars to EUROS.

In addition, on the Effective Date, Radius shall also pay NB or its designee a non-refundable cash fee of $[*] representing [*]% of Radius’ aggregate cash obligation to NB for the U.S. Dollar denominated portion of the clinical study that is the subject of Work Statement NB-1.

(4)  Thereafter, Radius will pay NB on a calendar monthly basis commencing with the month in which the first subject is enrolled in the clinical study and ending the month that an aggregate [*] subjects have been enrolled in the clinical study (“First Monthly Amount”) at the rate of €[*] per randomized subject enrolled in the clinical study that is the subject of Work Statement NB-1 for the EURO denominated portion of the clinical study and at the rate of $[*] per randomized subject enrolled in the clinical study that is the subject of Work Statement NB-1 for the U.S. Dollar denominated portion of the clinical study.  These amounts represent [*]% of Radius’ aggregate cash payment obligation to NB in respect of the EURO denominated portion of the clinical study that is the subject of Work Statement NB-1 and [*]% of the U.S. Dollar denominated portion of the clinical study that is the subject of Work Statement NB-1.

(5)  Radius will thereafter pay NB €[*] per month for the first [*] ([*]) months after patient randomization is completed (“Second Monthly Amount”) and €[*] per month for the next [*] ([*]) months after patient randomization is completed (“Third Monthly Amount”) for the EURO denominated portion of the clinical study that is the subject of Work Statement NB-1. Radius shall also thereafter pay NB or its designee in respect of the U.S. Dollar denominated portion of the clinical study that is the subject of Work Statement NB-1 a Second Monthly Amount equal to $[*] per month and a Third Monthly Amount equal to $[*] per month during the periods when the Second Monthly Amount and the Third Monthly Amount, as applicable, is payable.

Payment of each installment of the Second Monthly Amount and the Third Monthly Amount shall be calculated based upon the estimated time that will be required to complete the clinical study (following enrollment of the first study subject) and lock the study database and transfer the study database to Radius.  The parties, acting through the Project Committee will evaluate the study timeline and adjust the Second Monthly Amounts and the Third Monthly Amounts to account for delays or accelerations in the performance of the clinical study.

(6)   Each Second Monthly Amount and Third Monthly Amount payment due NB shall be determined by subtracting payments (if any) previously made pursuant to the Second Monthly Amount and the Third Monthly Amount from €[*] (in the case of the EURO denominated portion of the clinical study) or from $[*] (in the case of the U.S. Dollar denominated portion of the clinical study) and then dividing that number by the number of months the Project Committee then determines it will take to complete the clinical study that is the subject of this Work Statement NB-1 and lock the study database and transfer the study database to Radius.

(7)  On a [*] basis, beginning with the month in which the last subject is enrolled in the clinical study that is the subject of this Work Statement NB-1, Radius shall request an update from the Project Committee with respect to the projected timeline of the clinical study that is the subject to Work Statement NB-1 and based upon the update provided by the Project Committee, Radius shall calculate the payment due NB using the formula set forth in Paragraph (6) and make payment to NB in accordance with Section 4.3 of the Agreement.

(8)  The Second Monthly Amount and the Third Monthly Amount represent, respectively, [*]% of Radius’ aggregate cash payment obligation to NB in respect of the EURO denominated portion of the  clinical study that is the subject of Work Statement NB-1 and, respectively, [*]% and [*]% of the U.S. Dollar denominated portion of the  clinical study that is the subject of Work Statement NB-1.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment B-3

(9)  The balance of Radius’ aggregate cash payment obligation to NB in respect of the Euro denominated portion of the clinical study that is the subject of Work Statement NB-1, (€[*] based on [*] patients randomized and a [*]% screen-failure rate after the Patient Informed Consent has been signed and a [*]% drop-out rate and a pro rata adjustment to pricing based upon the actual number of study subjects that are not the subject of screen-failure and  the actual clinical study activities that are completed prior to drop-out for study subjects that drop-out) shall be paid in two equal installments of €[*]. The balance of Radius’ aggregate cash payment obligation to NB in respect of the U.S. Dollar denominated portion of the clinical study that is the subject of Work Statement NB-1, ($[*] based on [*] patients randomized and a [*]% screen-failure rate after the Patient Informed Consent has been signed and a [*]% drop-out rate and a pro rata adjustment to pricing based upon the actual number of study subjects that are not the subject of screen-failure and the actual clinical study activities that are completed prior to drop-out for study subjects that drop-out) shall be paid in two equal installments of $[*].  The  first installment of each payment will be due and payable to NB when the study database for the clinical study that is the subject of Work Statement NB-1 is locked and transferred to Radius; the second installment is due and payable upon the earlier of:  (i) acceptance of the Final Tables Listings and Figures for the clinical study that is the subject of Work Statement NB-1; or (ii) [*] weeks after the database has been locked and delivered to Radius; provided that Radius shall not be required to accept the Final Tables Listings and Figures if they do not conform to the specifications set forth in the Protocol for Work Statement NB-1 or embody data that is scientifically inconsistent and merit, in Radius’ reasonable opinion, a review of clinical study site records for such clinical study purposes of confirming certain aspects of the underlying clinical study data and results as reported to the clinical study database (each, a “Nonconformity”).  If Radius identifies a Nonconformity prior to the expiration of the [*]-week period specified in Paragraph (f)(ii), Radius shall deliver notice to NB of such Nonconformity specifying the steps that Radius believes are necessary to resolve such Nonconformity and bring the Final Tables Listings and Figures into conformity.  Upon receipt of such notice, NB shall take appropriate steps to investigate and resolve the Nonconformity and the [*]-week period shall be extended day-for-day while NB investigates the Nonconformity and either updates the clinical study database and redelivers it to Radius or provides Radius with a report detailing the results of NB’s investigation of the Nonconformity and indicating why the Nonconformity does not require that the clinical study database be updated.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment B-4

Work Statement NB-1

Attachment C

Materials Provided by Either Party

Trial Activities & Delegation of Responsibilities

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation

Sponsor & Service provider Governance
CCBR - Radius Governance Committee	✓	✓	Sponsor and Service provider will responsible for creating an Executive Governance Committee to oversee program strategy and implementation.
Clinical Trial Joint Development Team	✓	✓	Sponsor and Service provider will appoint members of the clinical trial joint development team to implement the clinical study.

Regulatory
IND/CTA Preparation	R	✓	Sponsor will be responsible to create all IND and CTA submission documents. Service provider will be responsible for any required translations for the CTA.
FDA IND Submission & Updates		✓	Sponsor will be responsible for all FDA submissions.
CTA Submissions & Updates	✓	A	Service provider will be responsible for all CTA submissions. Sponsor approval of the submissions is required prior to submission.
Health Authority, EC, IRB Queries & Response	✓	✓	Sponsor and Service provider will be responsible to provide responses to Health Authority, Ethics Committee, and IRB queries, if necessary.
EUDRACT Registration	✓	✓	Sponsor will be responsible to register the clinical study to obtain an EUDRACT number and service provider will create the XML file for submission.
Investigator’s Brochure		✓	Sponsor will be responsible to create the Investigator Brochure and any updates.
Clinical Study Protocol	R	✓	Sponsor will be responsible to create the study protocol, and any amendments, if necessary. Service provider will be responsible to review the study protocol and any amendments, if necessary.
Clinical Study Extension Protocol	R	✓

Sponsor will be responsible to create the Extension study protocol, and any amendments, if necessary. Service provider will be responsible to review the Extension study protocol and any amendments, if necessary.

Informed Consent Form (ICF, PIS)	✓	R	Service provider will be responsible to create the Informed Consent Documents and/or Patient Information Sheets. Sponsor will be responsible to review the ICF or PIS.

Attachment 2, Attachment C-1

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
Ethics Committees/IRB Submissions & Updates	✓		Service Provider will be responsible for all country and site Ethics Committees and/or local IRBs submissions.
FDA SAE Submission & Follow Up(s)		✓	Sponsor will be responsible for FDA SAE submissions. See Health Authority reporting in Safety and Pharmacovigilance
Health Authority SAE Submissions & Follow Up(s)	✓	A

Service provider will be responsible for all Health Authority SAE submissions except FDA. Sponsor will be responsible for approving the HA submissions. See Health Authority reporting in Safety and Pharmacovigilance

Legal representative (if required)	✓		Service provider will be responsible to provide Legal Representative services, on behalf of the sponsor, if required by local regulation.
Regulatory & Study Documents translations	✓		Service provider will be responsible to provide all necessary document translations for regulatory and study documents.
Clinicaltrials.gov registration & management		✓	Sponsor will be responsible to register the clinical study on clinicaltrials.gov and manage the status of the study as required by regulation.
Clinical Trial Materials
BD Pen II Manufacture		✓	Sponsor will be responsible to manufacture to BD Pen injection device
BA058 [*] mcg Cartridge Manufacture		✓	Sponsor will be responsible to manufacture the BA058 [*] mcg cartridges.
BA058 Placebo Manufacture		✓	Sponsor will be responsible to manufacture the BA058 placebo cartridges.
Qualified Person for Drug Release		✓	Sponsor will be responsible to provide a Qualified Person (QP) for drug release in the EU, if necessary.
Study Drug Shipping		✓	Sponsor will be responsible for shipping study drug to the study centers.
Forteo procurement	✓	✓

Service provider will be responsible to procure the Forteo clinical trial material from Pharmarama International Limited (“Pharmarama”) under terms that include delivery by Pharmarama DDP to the Aptuit Ltd. facility in Oxford England for packaging. Sponsor, however, shall be responsible for the logistics and costs of such clinical trial material.

Package Clinical Trial Materials		✓	Sponsor will be responsible to package the clinical trial material, including payment of any third party costs related to packaging.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment C-2

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
Vitamin D & Calcium	✓		Service provider will be responsible to procure the Vitamin D & Calcium required to be taken concomitantly during the study.
Country specific labels	✓	✓	Sponsor will be required for labeling the study drug kits. Service provider will be responsible to provide label translation and review label prior to packaging.
Instructions for Use - BA058 BD Pen & Forteo	R	✓

Sponsor will be responsible to create and provide an Instructions for Use for the BA058 BD Pen and Forteo User’s Manual in English. Service provider will be responsible for translating the Instructions for Use and Forteo User Manual, as required by local regulations.

BD [*]g 8mm Needles		✓	Sponsor will be responsible to procure and supply the BD [*]g 8 mm needles for use with the BA058 cartridges and Forteo pens.
Sharps containers	✓		Service provider will be responsible to provide each patient with a sharps container for disposal of study needles.
Alcohol Swabs	✓		Service provider will be responsible to provide each patient with alcohol swabs.
Tote Bags/Coolers	✓		Service provider will be responsible to provide each patient with tote bags and coolers.
Study Drug Release & Distribution (IVRS)		✓	Sponsor will be responsible to release study drug and distribute to clinical study sites. The sponsor will be responsible to contract an IVRS vendor.
Study Drug Reconciliation — Patient, Site, & Study	✓	R

Service provider will be responsible to perform drug accountability during the clinical study. Each study cartridge and Forteo pen and vitamin D and calcium tablet will need to be accounted for during and at the end of the study for each patient at every clinical site. The patient and site drug reconciliation documentation will be sent to the sponsor for review on a regular basis.

Study Drug Destruction		✓	Sponsor will be responsible for final study drug destruction.
Study Drug: Import Broker, License & Requirements		✓

Sponsor will be responsible to provide all information necessary to import the study drug and clinical trial materials, as needed. Sponsor will be responsible to contract with a local customs or import broker to facilitate the import of clinical trial materials, if necessary.

Proforma Invoice		✓	Sponsor will be responsible to create the proforma invoices for importing study

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment C-3

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
drug. Sponsor will be responsible to provide necessary information to complete the proforma invoice.
Clinical Trial Conduct
Data Safety Monitoring Board		✓	Sponsor will be responsible to create a Data Safety Monitoring Board for the clinical study.
Clinical Trial Project Plan	✓	A

Service provider will be responsible for developing a Clinical Trial Project Plan to identify the goals, objectives, timelines, milestones, organization chart, vendor list (including roles & responsibilities), and budget forecast and tracking for the clinical study. The Sponsor will be required to approve the clinical trial project plan prior to screening.

Clinical Trial Budget Forecasting & Tracking	✓	R	Service provider will be responsible for forecasting and tracking the trial expense and reporting to the Sponsor on a monthly basis.
Clinical Trial Insurance		✓	Sponsor will be responsible for obtaining and maintaining insurance for the clinical trial. Sponsor will be responsible to provide proof of insurance to the Service provider, as required.
Medical Monitoring	✓	R	Service provider will be responsible for medical monitoring. Sponsor will review Service provider’s performance and may request adjustments.
Vendor Management - Labs, X-ray, Dexa, Renal, Imaging, ECG	✓		Service provider will be responsible for qualifying, contracting, payment for services, data collection, and quality and compliance for any service contracted out by the Service provider
Vendor Management - PK, Antibody, Drug Manufacture/Package, IVRS		✓	Sponsor will be responsible for the vendor management of the PK sampling, Antibody testing, and Study drug manufacture, packaging, and/or procurement.
Vendor Payments	✓	✓	Sponsor and Service provider will be responsible to pay third party vendors to whom they have contracted required study services.
Patient Recruitment, Screening, Enrollment	✓	R

Service provider will be responsible for patient recruitment, screening, and enrollment. Service provider will provide, until enrollment completes, the Sponsor with a weekly update of cumulative number of patients recruited, cumulative number screened, number screened within the reporting week, number screened but not enrolled, number failed screening, and number enrolled.

Attachment 2, Attachment C-4

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
Site Selection	✓	A

Service provider will be responsible for site identification and selection for participation in the clinical study. Sponsor will be responsible for approving the list of sites identified by the Service provider.

Site Management	✓		Service provider will be responsible for site management activities.
Site Confidentiality Agreements	✓	R

Service Provider will be responsible to collect Site Confidentiality agreements prior to communicating any study specific information. A copy of the CDA will be sent to the Sponsor upon execution of the document..

Site Contract/Agreement			Service Provider will be responsible to create and manage the Site Contracts. A copy of the Site Agreement will be sent to the Sponsor upon execution of the document..
Clinical Trial Monitoring & Plan	✓	A

Service provider will be responsible to create a clinical trial monitoring plan as per the Service provider’s SOP for Clinical Monitoring and monitor the clinical study conduct at the sites. The Sponsor is responsible for approving the monitoring plan prior to study start.

Clinical Trial Monitoring Reports	✓	R

Service provider will be responsible to create clinical trial monitoring reports that document the clinical trial monitoring visit. The clinical trial monitoring report will be generated using the format identified in the Service provider’s SOP. The monitoring reports will be made available to the Sponsor for review within [*] days of the monitoring visit.

Clinical Trial Monitors	✓	A

Service provider will be responsible to provide qualified clinical trial monitors to perform required monitoring duties. Sponsor will be required to approve the Service provider’s selection of monitors.

Monitor Travel Expense	✓		Service provider will be responsible for monitoring expenses.
CRA Meetings	✓	R	Service provider will be responsible for scheduling, conducting, and creating meeting minutes for CRA meetings. The Service provider will include the Sponsor as a participant to the CRA meetings.
Sponsor Meetings	✓	✓	Sponsor and Service provider will be responsible for scheduling Sponsor Meetings on a weekly basis during enrollment and monthly after enrollment completes. Meetings can also happen on

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment C-5

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
an ad-hoc basis as required by the Sponsor or Service provider.
Sponsor Meeting Minutes	✓	A

Service provider will be responsible to create the meeting minutes for the Sponsor meetings and circulate a draft within [*] hours. Sponsor will review and provide comment within [*] hours. Meeting minutes will be required to be final within [*] hours.

Trial Staff Training	✓	R

Service provider will be responsible for training of all trial staff as well as documenting the training for new trial staff members. The training records will be made available for the Sponsor’s review.

Investigator Meeting & Training	✓	✓

Service provider will be responsible for planning and conducting the study investigator meetings. Sponsor will be responsible to assist in the preparation and approval of investigator meeting training materials.

Central Imaging Analysis (Fracture, BMD, Renal)	✓		Service provider will be responsible to provide central imaging services to assess the protocol required measures for fracture, bone mineral density, and renal tissue mineralization and function.
Fracture Adjudication	✓	R

Service provider will be responsible to assess all radiographs by a blinded, independent assessor (radiologist) on the basis of existing baseline and study-acquired vertebral deformity, and fracture will be assessed according to the severity scale of Genant (1993). Assessment will be done according to the procedure set forth in the Protocol.

Protocol Deviation & Waiver	✓	A

Service provider will be responsible to identify and/or collect all protocol deviations. For prospective deviations, the Sponsor Medical Monitor will need to approve prior to the deviation occurring. For deviations identified retrospectively, the Service provider will send all protocol deviations and corrective and preventative actions to the Sponsor and will maintain a log of the deviations and actions. In the event a site requests a protocol waiver, the Service provider will communicate the request and data to the Sponsor for approval.

Sponsor Project Update Reports	✓		Service provider will be responsible to create monthly study status update reports.
Trial Master File	✓		Service provider will be responsible to

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment C-6

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation

create, maintain, and reconcile the trial master file including all required Essential Documents. At the end of the study, the trial master file will be sent to the Sponsor. The Sponsor will be responsible for archiving the trial master file.

Site Trial File	✓

Service provider will be responsible to insure the site trial file is complete at all times during the study. The Service provider will be responsible to reconcile the site file against the trial master file site file.

Investigator Site Payments	✓		Service provider will be responsible for all site payments.
Essential Document Collection	✓		Service provider will be responsible to collect and file all required GCP Essential Documents. The Essential Documents will be part of the trial master file.
Printing Study Documents	✓		Service provider will be responsible to print or contract printing services for all study documents for sites and patients.
Labs
Central or Local Safety Labs	✓		Service provider will be responsible for the central and safety lab vendor contracting, management, payments, sampling of patient samples, and reporting of sample results.
Central/Safety/Bone Marker Labs Data Reporting (SI Units)	✓

Service provider will be responsible for the transfer specification and transfer of lab data from the central labs. Service provider will be responsible for validating the transfer and reconciling the lab data with the study database.

Abnormal lab value flags	✓	A	Service provider will be responsible for creating flags for abnormal lab values. Sponsor will be responsible for the approval of the lab value flags.
Lab Specimen Management, Shipping & Reconciliation	✓		Service provider will be responsible for lab sample management, shipping, storage, and reconciliation.
Lab Manual	✓	A

Service provider will be responsible to develop a lab manual with lab collection, handling, and shipping instructions for distribution to the site. The Sponsor will be responsible to approve the lab manual prior to study start.

Lab Kits & Supplies	✓		Service provider will be responsible to provide the lab kits and supplies to the study sites.
Lab Sample Storage	✓		Service provider will be responsible for storage of lab samples until all lab data are final and reported.

Attachment 2, Attachment C-7

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
Lab Sample Destruction	✓	A	Service provider will be responsible for destroying lab samples. Sponsor approval is required prior to destroying any lab samples.
Bone Marker Analysis & Data Reporting	✓		Service provider is responsible for the bone marker sample analysis and data reporting. The data transfer will be validated and reconciled with the study database.
PK & PK Data Reporting		✓	Sponsor will be responsible for PK sampling and data reporting.
Antibody (including NAbs) analysis & Data Reporting		✓	Sponsor will be responsible for Anti-drug antibody and neutralizing antibody sampling and data reporting.
Data Management
Data management & handling plan	✓	A	Service provider will be responsible to create the Data Management and Data Handling Plan for the study upon approval of the CRF. Sponsor will be required to approve the plans.
Annotated Case Report Form	✓	A	Service provider will be responsible to create the Annotated Case Report Forms based on CDISC SDTM. Sponsor will be required to approve the annotated CRF.
CRF	✓	A	Service provider will be responsible to create the Case Report Forms for data entry. Sponsor will be required to approve the CRF.
CRF Completion Instructions	✓	R

Service provider will be responsible to create the CRF completion instructions and distribute to the study sites. Sponsor will be required to approve the CRF completion instructions prior to site distribution.

Data validation checks	✓	R	Service provider will be responsible to create the data entry data validation checks. The data validation checks will be provided for Sponsor review.
Database Development, Testing, and Validation	✓		Service provider will be responsible for database development, testing, and validation in compliance with 21 CFR Part 11.
Data Cleaning & Query Management	✓		Service provider will be responsible to manage the study data collection, data cleaning, and query management process.
Double Data Entry	✓		For paper-based CRFs, Service provider will be responsible to double data enter the CRF data into the study database.
Data Transfers Specifications	✓	R

Service provider will be responsible to create the data transfer specifications for all data collected outside the study database from third party vendors. The data transfer specification will be provided

Attachment 2, Attachment C-8

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
for Sponsor review.
Data Transfers & Merge	✓

Service provider will be responsible to collect and validate the external data transfer and merge the datasets into the study database. The data transfer specification will be provided for Sponsor review.

DSMB Data Preparation & Transfer	✓	A

Service provider will be responsible to prepare for a DSMB meeting to clean the data and manage the queries and prepare a database transfer to the Sponsor’s statistician. The database transfer specification will be provided to the Sponsor for approval prior to the first data transfer.

Data Listings for Medical & Sponsor Review	✓	R

Service provider will be responsible to generate data listings for Medical and Sponsor Review during the study. The data listings will include: Reasons for Enrollment Failure (during screening), Baseline Demographics (during screening), Adverse Events ([*]), Concomitant Medications ([*]), Study Drug Administration ([*]), Patient Vertebral and Non Vertebral Fractures ([*]), Patient BMD all sites ([*]), Abnormal Labs ([*]), Elevated Calcium ([*])

Data Coding (MeDRA, WHO Drug)	✓	A

Service provider will be responsible to code all Adverse Events, Medical History and Concomitant Medications with MeDRA and WHO Drug. Sponsor will be responsible to approve the events and medications are coded appropriately.

eCRF and Query Tracking	✓		Service provider will be responsible to manage and track site compliance with data entry by tracking CRFs and queries.
SAE Database Reconciliation	✓	✓

Sponsor and Service provider will be responsible to perform a reconciliation of the events in the safety and trial database. Service provider will perform an SAE reconciliation of the trial database with safety & pharmacovigilance reporting database prior to database lock. The Sponsor will be responsible to approve the SAE reconciliation has been performed accurately.

Local Tolerance Diary	✓	A	The Service provider will be responsible to create the Local Tolerance Diary. The Sponsor will be responsible for approving the Local Tolerance Diary prior to the

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment C-9

✓ = Owner	Activity Responsible
A = Approve R = Review	Nordic Biosciences	Radius	Expectation
document’s submissions.
Drug Compliance Diary	✓	A	The Service provider will be responsible to create the Drug Compliance Diary. The Sponsor will be responsible for approving the Drug Compliance Diary prior to the document’s submissions.
Patient CRFs for CSR (SAE or AE Discontinued)	✓		Service provider will be responsible to generate copies of the entire individual patient case report forms for all patients who had a serious adverse event or discontinued due to adverse event.
Investigator Signoff of Patient eCRF	✓		Service provider will be responsible to insure that the investigator has signed off on the patient case report forms that the data are reviewed and accurate.
Blinded Data Review Meeting with Sponsor	✓	A

Service provider will be responsible to provide the Sponsor with a completed database for blinded data review prior to database lock. Sponsor will be required to review and approve the database and data prior to database lock.

Database Lock	✓	A

Service provider will be responsible to lock the study database. Sponsor will be required to review and approve all changes or queries generated during the blinded study review meeting have been resolved and the database can be locked.

Data Transfer to Sponsor	✓		Service provider will be responsible to transfer the study data and database to the sponsor.
Data Archiving & PDF	✓		Service provider will be responsible to generate data and PDF for archiving. Service provider will be responsible to provide each study center a data archive for the sites’ patients.
Safety & Pharmacovigilance
Safety Monitor	✓		Service provider will be responsible to provide a Safety Monitor Medical Director to oversee and report on any serious adverse event.
Safety Plan	✓	A	Service provider will be responsible to develop a safety plan that documents the safety reporting process and health authority submission responsibilities.
Safety Reporting Database	✓	✓	Service provider will be responsible to enter serious adverse events data in a validated 21 CFR Part 11 compliant database provided by Sponsor.
SAE Site Reporting Form	✓	A	Service provider will be responsible to provide an SAE reporting form at the start of the study. This form will capture all the necessary reporting information requiring

Attachment 2, Attachment C-10

✓ = Owner	Activity Responsible
A = Approve	Nordic
R = Review	Biosciences	Radius	Expectation
for submitting a CIOMS form to the Health Authorities. Sponsor will be responsible to approve the SAE reporting form.
ICSR CIOMS Initial & Follow up Forms	✓	A	Service provider will be responsible to complete the CIOMS form for all initial and follow up Suspected Unexpected Serious Adverse Event
ICSR Tracking of Health Authority filings	✓	R	Service provider will be responsible to create a tracking tool for all reported serious adverse events and report status (i.e., initial, follow up, dates of submission).
Serious Adverse Event Narrative	✓	✓

Sponsor and Service provider will be responsible to create the SAE narrative for reporting in the CIOMS and providing to the Medical Writer for the clinical study report.  Sponsor is responsible for reviewing and approving the SAE narrative prior to approving the CIOMS for submission.

Annual & Periodic Safety Update Generation & Filing	✓	A

Service provider will be responsible to create annual safety reports to update Health Authorities in the EU and Hong Kong.  Sponsor will be responsible to approve the annual safety reports prior to submission. Sponsor is responsible for creating and submitting annual reports to the FDA

Health Authority Reporting	✓	✓

Sponsor will be responsible to submit SAE CIOMS Initial and Follow up to the FDA.  Service provider will be responsible to submit the CIOMS Initial and Follow up to all other Health Authorities.  Reports are required to be made within 7 or 15 days depending on the type of SAE identified in the Safety Plan.

SAE CIOMS Site Distribution	✓		Service provider will be responsible to notify the sites and distribute the CIOMS forms to the sites for reporting to local ethics, as required.
SAE Reconciliation with Data Management	✓	✓

Sponsor and Service provider will be responsible to perform an SAE reconciliation of the trial database with safety & pharmacovigilance reporting database prior to database lock.  The Sponsor will be responsible to approve the SAE reconciliation has been performed accurately.

Final Safety Report for HA, EC, IRB submission	✓	✓	Sponsor and Service provider will be responsible to create the final safety report at the end of the study. Sponsor will submit final safety report to FDA and NB

Attachment 2, Attachment C-11

✓ = Owner	Activity Responsible
A = Approve	Nordic
R = Review	Biosciences	Radius	Expectation
to other HAs and ECs.
Statistics
Randomization Scheme		✓	Sponsor’s statistician will be responsible to create and maintain the randomization scheme only unblinding after database lock.
Statistical Analysis Plan		✓	Sponsor’s statistician will be responsible to create the Statistical Analysis Plan (SAP) prior to database lock.
Statistical Programming		✓	Sponsor’s statistician and statistical programmer will be responsible to develop the statistical programming for the analyses and TLFs
TLF Generation		✓	Sponsor’s statistician will be responsible to generate all tables, listings, and figures for the study.
Data Analysis		✓	Sponsor’s statistician will be responsible to perform the study analyses.
DSMB Table Generation		✓	Sponsor’s statistician will be responsible to generate the required tables and data for the DSMB.
Population PK Analysis Plan		✓	Sponsor’s statistician will be responsible to create the PopPK analysis plan prior to database lock.
Population PK Analysis		✓	Sponsor’s statistician will be responsible to generate the programming and analyses for the Population PK analysis.
QT Prolongation Analysis		✓	Sponsor’s statistician will be responsible to generate the programming and analyses for the ECG data collected for determination of QT Prolongation
Medical Writing
Clinical Study Report		✓	Sponsor’s Medical Writer will be responsible to write the clinical study report
CSR Narratives (SAE, AE Discontinuation)	✓	✓

Service provider’s Safety & Pharmacovigilance group will be responsible for generation of the safety narratives for the CSR during the clinical study.  The Sponsor’s Medical Writer will be responsible for incorporating the narratives into the CSR.

Quality
CRO Qualification		✓	Sponsor will be responsible for qualification of the Service provider.
CRO GCP and systems audits		✓	Sponsor may be responsible, from time to time, to conduct Service provider GCP and systems audits.
Third party qualification and audit		✓	Sponsor may be responsible, from time to time, to conduct qualifications and audits for third party vendors.

Attachment 2, Attachment C-12

✓ = Owner	Activity Responsible
A = Approve	Nordic
R = Review	Biosciences	Radius	Expectation
Investigator site audits		✓	Sponsor may be responsible, from time to time, to conduct investigator site audits.
Health Authority inspections/audits	✓	✓

In the event of an Health Authority inspection of the Service provider or sites, the Service provider and Sponsor will be responsible for assisting with the inspection, providing responses to inspector requests, and drafting follow up responses to the inspection inquiries.

Clinical trial documents review and audit		✓	Sponsor may be responsible, from time to time, to review and/or audit the Service provider’s clinical trial documents (i.e., trial master files).

Attachment 2, Attachment C-13

Work Statement NB-1

Attachment D

Core Team Members/Key Personnel

The following core team members will conduct the services listed in Attachment A.

Sponsor will be notified of any changes to the core team member.

[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment D-1

Work Statement NB-1

Attachment E

Protocol or Protocol Summary

[*]

* Confidential Treatment of 98 Pages Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment F-1

Work Statement NB-1

Attachment F

Reports and Information Management/Regular Meetings

The Project Committee for Work Statement NB-1 shall be composed of the following members from Radius and the following members from NB:

Radius Members:  (1) [*], (2) [*] and (3) [*].

NB Members:  (1) [*] and (2) [*].

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment F-2

Work Statement NB-1

Attachment G

Special Insurance

Radius will maintain the following insurance with respect to the following jurisdictions during the conduct of the clinical study that is the subject of Work Statement NB-1:

Brazil

Insurer, coverage:  QBE Brasil Seguros S.A, $[*]

Czech Republic

Insurer, coverage:  Lloyd’s of London € [*], € [*] (per subject)

Denmark

Insurer, coverage:  Lloyd’s of London, € [*]

Estonia

Insurer, coverage:  Lloyd’s of London € [*]

Hong Kong

Insurer, coverage:  HDI — Gerling, [*] HKD, [*] HKD (per subject)

Lithuania

Insurer, coverage:  Lloyd’s of London, [*] LTL, [*] LTL (per subject)

Poland

Insurer, coverage:  Lloyd’s of London, € [*]

Romania

Insurer, coverage:  Lloyd’s of London, € [*]

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 2, Attachment G-1

Work Statement NB-1

Attachment H

Transfer of Obligation

See Work Statement NB-1 Attachment C.

Attachment 2, Attachment H-1

Attachment 3

Form of Enterprise CTA

CLINICAL TRIAL AGREEMENT

Protocol No. BA058-05-003

This Clinical Trial Agreement (“Agreement”) is entered into by and among CENTER FOR CLINICAL AND BASIC RESEARCH A/S, Telegrafvej 4, 1, 2750 Ballerup, Denmark (“CCBR”) on behalf of itself and its ten [affiliated][controlled] Clinical Study Sites listed below and Nordic Bioscience A/S, Herlev Hovedgade 207, 2730 Herlev, Denmark (“Nordic Bioscience”), representing the interests of Radius Health, Inc. (“Sponsor”) concerning:

Protocol No. BA058-05-003, “A Randomized, Double-blind, Placebo-controlled, Comparative Phase 3 Multicenter Study to Evaluate the Safety and Efficacy of BA058 (“Study Drug”) for Injection for Prevention of Fracture in Ambulatory Postmenopausal Women with Severe Osteoporosis and at Risk of Fracture” (together with any of its subsequent amendments, the “Protocol”), which will guide the performance of the Study, has been prepared by Radius and Nordic Bioscience and accepted by the Clinical Study Sites.

CCBR has the legal authority to bind the following clinical study sites (the “Clinical Study Site(s)”):

1.                           CCBR-Ballerup, Ballerup Byvej 222, DK 2750 Ballerup, Denmark

2.                           CCBR-Ålborg, Hobrovej 42D, DK-9000 Ålborg, Denmark

3.                           CCBR-Vejle, Orla Lehmannsgade 1, DK-7100 Vejle

4.                           CCBR-Tallinn, Pärna 4, 10128 Tallinn, Estonia

5.                           CCBR-Vilnius, Smélio 20, Vilnius, Lithuania

6.                           CCBR-Bucharest, 2-4 Aleea Buchetului, sector 3, bl. C2, Bucharest, Romania

7.                           CCBR-Rio de Janeiro, Rua Meno Barreto, Botafogo, Rio de Janeiro, Brazil

8.                           CCBR-Czech, Masarykovo náměstí 2667, 530 02 Pardubice, Czech Republic

9.                           CCBR-Warsaw, Al. Dzieci Polskich PL04-730 Warsaw

10.                     CCBR Hong Kong, Center for Health and Medical Research, Hong Kong, 6 Floor, Tower II, New World Tower, 18 Queen’s Road Central, Hong Kong

WHEREAS, the Clinical Study Sites each employ a Principal Investigator and are willing to conduct a clinical trial (the “Study”), in accordance with the above-referenced Protocol and Nordic Bioscience requests each Clinical Study Site to undertake such Study;

NOW THEREFORE, the parties agree as follows:

1.                    SCOPE OF WORK

Nordic Bioscience hereby appoints each of the Clinical Study Sites to conduct the Study, and each of the Clinical Study Sites, each having a Principal Investigator who is an employee of such Clinical Study Site, undertakes that such Clinical Study Site’s employees, agents, and staff shall carry out the Study in a professional, competent manner in accordance with the terms of the Protocol and this Agreement. Each of the Clinical Study Sites hereby confirms that it has enough time and resources to perform the Study according to the highest quality standards.

The Principal Investigators shall each review all case report forms (“CRFs”) for Study subjects enrolled at the applicable Clinical Study Site to ensure their accuracy and completeness, shall review and understand the information in the investigator’s brochure, shall ensure that all informed consent requirements are met, and shall ensure that all required reviews and approvals (or favorable opinions) by applicable regulatory authorities and Independent Ethics Committees (“ECs”) are obtained. The Clinical Study Sites and the Principal Investigators shall each ensure that all clinical data are accurate, complete, and legible.

Attachment 3-1

2.                    PERFORMANCE PERIOD AND ENROLLMENT OF STUDY SUBJECTS

The Study will commence upon execution of this Agreement and will continue until completion of the Study as required by the Protocol (including any amendments thereto), unless this Agreement is terminated earlier pursuant to Section 14 hereof.

The Study will involve the enrollment and completion of a maximum of [*] ([*]) evaluable study subjects meeting all Protocol eligibility requirements and protocol procedures (the “Study subjects”). Nordic Bioscience shall not be obligated to pay any sums for tests performed on Study subjects who do not meet all Protocol eligibility criteria or for additional study subjects who are enrolled in the Study without Nordic Bioscience’s prior written approval.

Nordic Bioscience will close study subject enrollment into the Study when the Protocol-specified target number of study subjects have been enrolled at all Clinical Study Sites. Therefore, study subject enrollment into the Study may be closed before a specified number of study subjects have been enrolled at any particular Clinical Study Site.

Nordic Bioscience will provide financial support for the Study conducted at the Clinical Study Sites according to the terms specified in Schedule A.

3.                    DATA

Sponsor shall own all data and work product relating to the Study, including all CRF’s, data, documentation, information, materials and results in whatever form generated during the conduct of the Study. Each of the Clinical Study Sites and/or the Principal Investigators shall ascertain that it may store data in a computerized form and also that it is entitled to transfer all such computerized data to Nordic Bioscience. Each of the Clinical Study Sites may use the data and work product it generates under this Agreement solely for purposes of performing the Study in accordance with the terms of this Agreement.  Each of the Clinical Study Sites and/or the Principal Investigators shall promptly and fully produce all data, records and information relating to the Study to Nordic Bioscience and the Sponsor and their representatives during normal business hours, and shall assist them in promptly resolving any questions and in performing audits or reviews of original subject records, reports, or data sources. Each of the Clinical Study Site agrees to cooperate with the representatives of Nordic Bioscience and Sponsor who visit the Clinical Study Site.

4.                    COST AND PAYMENT

Cost and payment terms are set forth in Schedule A attached to this Agreement and incorporated herein by reference. Each of the Clinical Study Sites agrees to provide Nordic Bioscience with all requests for payment under the terms set forth in Schedule A within [*] ([*]) months of Study completion by Clinical Study Sites under the terms of this Agreement. Nordic Bioscience shall not be obligated to make any payments to Clinical Study Sites after this [*] ([*]) month period has expired.  Study completion is defined herein as Nordic Bioscience has received all data and no further follow up is necessary with the Clinical Study Sites.

5.                    CONFIDENTIAL INFORMATION

During the term of this Agreement and for a period of [[*] ([*])] years after completion of the Study, the Clinical Study Sites and the Principal Investigators shall not disclose or use for any purpose other than performance of the Study, all information (including but not limited to the terms of this Agreement, the Protocol, CRF’s, and any secrets, know-how, privileged records or other confidential or proprietary information and data disclosed to the Clinical Study Sites), and materials (including, but not limited to, the Study Drug and comparator products), provided to the Clinical Study Site by Nordic Bioscience, Sponsor, or their agents, and all data, reports and information, relating to the Study or its progress developed by the Clinical Study Sites and/or the Principal Investigator under this Agreement (the “Confidential Information”). Sponsor shall own the Confidential Information.  The Clinical Study Sites and the Principal Investigators shall keep the Confidential Information strictly confidential and shall disclose it only to those personnel involved in conducting the Study on a need-to-know basis. These confidentiality obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes publicly available through no fault of the Clinical Study Site; (b) is disclosed to the Clinical Study Site by a third party not subject to any obligation of confidence; (c) must be disclosed to ECs, or applicable regulatory authorities; (d) must be included in any subject’s informed consent form; (e) is published in accordance with Section 6; or (f) is required to be disclosed by applicable law.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 3-2

6.                    PUBLICATIONS

6.1.                              Any and all results of the Study shall be the sole property of Sponsor.  Sponsor will have the right to use the results of the Study in any manner deemed appropriate to Sponsor’s business interest and Sponsor and Nordic Bioscience will each have the right to report the names of the Clinical Study Sites as required by law or governmental regulation. Neither Sponsor nor any party to this Agreement, however, will use another party’s (or Sponsor’s) name in advertising, promotions, or other commercial material without the other party’s (or Sponsor’s) express written permission, except that Nordic Bioscience and Sponsor may quote from and/or reference any publications resulting from the Study authored by, or reviewed and approved by the Clinical Study Sites.

6.2.                              It is the intention to publish the Study results in scientific journals.  Any publication of Study results or data shall be made in accordance with the provisions of Section 11.2 of the Protocol.

7.                    LICENSE

7.1.                              Each Clinical Study Site and Principal Investigator acknowledges that Sponsor owns all proprietary and intellectual property rights in the Study Drug and the related materials being provided to the Principal Investigator and the Clinical Study Site pursuant to this Agreement, including but not limited to the Protocol and the CRF’s produced in the performance of the Study (collectively, “Sponsor Technology”).  Each Clinical Study Site and Principal Investigator agrees to take no action inconsistent with Sponsor’s ownership of such proprietary and intellectual property rights.  It is agreed that neither Nordic Bioscience (including Sponsor) nor the Clinical Study Sites transfers to the other by operation of this Agreement any patent right, copyright right, or other proprietary right of either party, except as contemplated by Section 7.2.  Each Clinical Study Site and Principal Investigator agrees to disclose promptly and fully to Nordic Bioscience all creative ideas, developments, discoveries, methodologies, improvements and inventions, whether or not patentable, arising as a direct result of the work performed under the Study. The Sponsor, acting through Nordic Bioscience, hereby grants each of the Clinical Study Sites a nonexclusive, non-transferable, royalty-free license to use the Study Drug and Sponsor Technology at the Clinical Study Site solely for purposes of conducting the Study.  Neither the Clinical Study Site nor the Principal Investigator will use or permit use of Study Drug or Sponsor Technology by any third party for any purpose other than the completion of the Study without Sponsor’s prior written permission

7.2.                              If a Clinical Study Site, as a direct consequence of the work on the Clinical Study, conceives or reduces to practice any new invention, then: (i) if such invention is conceived or reduced to practice solely by the Clinical Study Site, it shall be owned by the Clinical Study Site and (ii) if such invention is conceived or reduced to practice by the Clinical Study Site and Sponsor or Clinical Study Site and Nordic Bioscience, it shall be jointly owned by the Clinical Study Site and Sponsor or Clinical Study Site and Nordic Bioscience.  All of the Clinical Study Site’s rights to any new invention related to a new use for the Study Drug will be licensed to Sponsor, upon its request and on commercially reasonable terms.  For new inventions which are not related to a new use for the Study Drug, Clinical Study Site grants Sponsor a first option to obtain an exclusive license to any invention owned in whole or in part by the Clinical Study Site, which shall be negotiated by the parties and contain commercially reasonable terms.  Such option shall be exercisable for a period of [*] ([*]) months from the date the Clinical Study Site discloses the invention to Sponsor. . Clinical Study Sites will fully cooperate with Nordic Bioscience in obtaining whatever patent protection may be available on inventions, ideas, and developments arising from their work on the Study, and will further cooperate with Nordic Bioscience in executing all documents deemed necessary by Nordic Bioscience or Sponsor for purposes of procuring such patent protection.

7.3.                              Each Clinical Study Site hereby represents and warrants to Nordic Bioscience that all personnel affiliated with the Clinical Study Site and participating in the Study, including the applicable Principal Investigator, are subject to written agreements requiring them to disclose and assign any new invention to the Clinical Study Site.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 3-3

8.                    USE OF NAME (ADVERTISING)

The Clinical Study Sites and/or Principal Investigators shall obtain prior written consent from Nordic Bioscience before using the name, symbols or marks of Nordic Bioscience or Sponsor in any form of publicity in connection with the Study.  If any of the Clinical Study Sites or Nordic Bioscience is legally required to make any disclosure that identifies the existence or terms of the Agreement, then either may do so without prior written consent from the other but the applicable Clinical Study Site(s) must notify Nordic Bioscience within [*] ([*]) business days of such disclosure.

9.                    CHANGES TO THE PROTOCOL

9.1.                              Subject to Section 9.2, any changes to the Protocol may be made only with the prior agreement of the Sponsor. If these changes will affect the cost of the Study, Nordic Bioscience shall provide the Clinical Study Sites with a written estimate of such change in Study cost.

9.2.                              If generally accepted standards of Good Clinical Practice relating to the safety of study subjects require a deviation from the Protocol, these standards will be followed. Any party who becomes aware of the need for a deviation from the Protocol will immediately notify the other parties to this Agreement and the Sponsor of the facts causing the deviation as soon as, the facts are known to that party but no such deviation or change shall be implemented without the prior written approval of Nordic Bioscience and Sponsor; Nordic Bioscience and Sponsor shall promptly confer and provide a prompt written response regarding any deviation proposed pursuant to this Section 9.2.

9.3.                              Clinical Study Site shall coordinate, and shall cause each Principal Investigator to coordinate, with the relevant institutional review board or ethics committee (the “EC”) to obtain the EC’s written approval of such Principal Investigator’s conduct of the Study at Clinical Study Site, including approval of the Protocol and informed consent form to be executed by all subjects enrolled by Principal Investigator in the Study (the “Informed Consent Form”).  Clinical Study Site shall be responsible for providing Sponsor with a copy of each such approval, together with information about the members of the EC and all relevant correspondence with the EC. In addition, Clinical Study Site shall coordinate, and shall cause Principal Investigator to coordinate, with the EC to obtain review and approval in writing of any amendments made to a Protocol by the parties.  In the event the EC requires changes in the Protocol or Informed Consent Form, such changes shall not be implemented until Sponsor and Nordic Bioscience are notified and Sponsor gives its written approval.  In the event that the EC alters or withdraws its’ approval in any manner, Clinical Study Site shall promptly notify Sponsor and Nordic Bioscience.  The Protocol and the Informed Consent Form shall not be revised without the prior written agreement of Sponsor, Nordic Bioscience and the EC.  Clinical Study Site will use reasonable efforts to ensure that members of the EC agree to abide by the same obligations of confidentiality as apply to Clinical Study Site under this Agreement.

10.             MATERIALS

10.1.                        Sponsor will provide the Study Drug. The Clinical Study Sites will provide Materials derived from study subjects enrolled in the study to Nordic Bioscience. The term “Materials” shall include reagents and materials derived from study subjects enrolled in the Study, including blood, sera, and other biological materials. The Clinical Study Site shall use the Study Drug, and any comparator products provided in connection with the Study, solely for the purpose of properly completing the Study and shall maintain all Study Drug and any comparator products in a locked, secured area at all times. Only those persons who are under the Principal Investigator’s, or Principal Investigators’ direct control and who will be using the Study Drug (and any comparator products) or Materials for the Study shall have access to the Study Drug (and any comparator products) or Materials. Upon termination or completion of the Study, all unused Study Drug and comparator products and all Materials shall be returned to Nordic Bioscience or at Nordic Bioscience’s sole option, destroyed.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 3-4

11.             CONFORMANCE WITH LAW AND ACCEPTED PRACTICE

11.1.                        The Clinical Study Sites and Principal Investigators shall perform the Study in strict accordance with the protocol, and any subsequent amendments thereto, applicable federal, state, and local laws, regulations and guidelines, good clinical practices (“GCP”), and instructions provided by Nordic Bioscience.  The Clinical Study Sites and Principal Investigators shall permit Nordic Bioscience and agencies such as the FDA to inspect Study records including the Subjects’ medical records. The subject informed consent form signed by the Subjects shall provide for access to the Subjects’ medical records by Nordic Bioscience and by agencies such as the FDA.

11.2.                        The Principal Investigator will direct and supervise the Study in accordance with Section 1. Nordic Bioscience and Sponsor shall have the right to (a) monitor and audit the activities of the Principal Investigator and Principal Investigators in the conduct of the Study, and (b) monitor and audit the collection of data from the Study.

11.3.                        The Clinical Study Sites and Principal Investigators shall retain all records from the Study for the time required by applicable regulations and at the sole expense of Clinical Study Sites and/or the Principal Investigator, and to allow for direct access by the applicable government agencies and representatives of Nordic Bioscience of these records, including the study subjects’ medical records.

11.4.                        Each of the Clinical Study Sites and Principal Investigators hereby represent and warrant that neither the Clinical Study Sites, the Principal Investigators nor any of the Clinical Study Sites’ agents or employees rendering services in connection with the Study is presently:  (1) the subject of a debarment action or is debarred pursuant to the Generic Drug Enforcement Act of 1992; (2) the subject of a disqualification proceeding or is disqualified as a clinical investigator pursuant to 21 C.F.R. § 312.70; or (3) the subject of an exclusion proceeding or excluded from participation in any federal health care program under 42 C.F.R. Part 1001 et seq.  Clinical Study Sites shall notify Nordic Bioscience immediately upon any inquiry concerning, or the commencement of any such proceeding concerning Clinical Study Sites, Principal Investigators or any such agent or employee.

12.             INDEMNIFICATION

12.1.                        Pursuant to a separate indemnity letter in the form of Exhibit B, the Sponsor shall provide indemnification to the Clinical Study Sites, the Principal Investigators and any agents and employees of the Clinical Study Sites from any liabilities, claims, actions or suits for personal injury or death directly arising out of the administration or use of the Study Drug during the Study.

12.2.                        The Clinical Study Sites and Principal Investigators shall defend, indemnify and hold harmless Nordic Bioscience, Sponsor and any agents and employees of Nordic Bioscience and Sponsor from any liabilities, claims, actions or suits for personal injury or death directly arising from the negligence or willful misconduct of the Clinical Study Sites, Principal Investigators or their representatives.

13.             STUDY SUBJECT INJURY

If a study subject experiences an adverse reaction to the Study Drug, Sponsor shall provide reimbursement for reasonable and necessary medical expenses incurred by the study subject for the treatment of these adverse reactions pursuant to the separate indemnity letter in the form of Exhibit B.  Neither Nordic Bioscience nor Sponsor will be responsible for any adverse reactions, which are the result of the negligence or misconduct of the Clinical Study Sites, Principal Investigators or any of their representatives.

14.             TERM; TERMINATION

14.1.                        This Agreement shall commence on the date of signature of this Agreement and shall continue until delivery of the final validated Case Report Forms. The completion date is dependent on the delivery to the Clinical Study Sites by Nordic Bioscience of all supplies to be provided by Nordic Bioscience and necessary to the conduct of the Study. Any delay due to the failure of supply by Nordic Bioscience, shall be added to the term of the Study. Clinical Study Sites shall have the right to extend the Agreement should there be any delay due to the failure of the supply by Nordic Bioscience.

14.2.                        This Agreement may be terminated:

Attachment 3-5

14.2.1.                  by a Clinical Study Site upon [*] ([*]) days’ prior written notice only for serious causes resulting in the material breach by Nordic Bioscience of its obligations to such Clinical Trial Site and only if not cured in a timely manner using reasonable commercial efforts;

14.2.2.                  by Nordic Bioscience immediately upon written notice;

14.2.3.                  by either a Clinical Study Sites or Nordic Bioscience immediately if the applicable Principal Investigator is unable to continue to serve and a successor acceptable to both the Clinical Study Site and Nordic Bioscience is not available; or

14.2.4.                  upon the occurrence of an event qualifying as a termination event as described in the Protocol.

14.3.                       Upon the effective date of termination, the applicable Clinical Study Site(s) shall conduct an accounting, which is subject to verification by Nordic Bioscience.  Within [*] ([*]) days after Nordic Bioscience’s receipt of adequate documentation, Nordic Bioscience will make payment to the applicable Clinical Study Site(s) unless Nordic Bioscience objects to any charge, in which case, the parties shall use best efforts to resolve expeditiously any disagreement.  The payments made by Nordic Bioscience subject to this Section 14.3, will be for:

14.3.1.                  all services properly rendered and monies properly expended by the Clinical Study Site  prior to the date of termination and not yet paid for; and

14.3.2.                  any reasonable non-cancelable obligations properly incurred for the Study by the Clinical Study Site prior to the effective date of termination.

14.3.3.                  The Clinical Study Site shall credit or return to Nordic Bioscience any funds not expended by the Clinical Study Site for the Study prior to the effective termination date.

14.4.                       Immediately upon receipt of a notice of termination, the Principal Investigator shall stop enrolling study subjects into the Study and shall cease conducting procedures on study subjects already enrolled in the Study as directed by Nordic Bioscience, to the extent medically permissible and appropriate.

14.5.                       Termination of this Agreement by Nordic Bioscience or the Clinical Study Sites shall not affect the rights and obligations of the parties accrued prior to the effective date of the termination. The rights and duties under Sections 3, 5, 6, 7, 8, 10, 11, 12, 14, 15, 17 and 18 of this Agreement survive the termination of this Agreement.

14.6.                       If this Agreement is terminated prior to completion of the Study, the Clinical Study Sites shall furnish Nordic Bioscience an acceptable investigator’s report for the Study.

15.             MISCELLANEOUS

This Agreement and the Protocol may only be amended by the mutual written consent of the parties to this Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter of this Agreement. In the event of any inconsistency between this Agreement and the Protocol, the terms of this Agreement shall govern. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement. No waiver of any term, provision or condition of this Agreement in any instance shall be considered to be a continuing waiver of the same term, provision or condition, or of any other term, provision or condition of this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall be one document binding on all the parties even though each of the parties may have signed different counterparts. This Agreement shall also be considered executed by the parties upon receipt by Nordic Bioscience by facsimile transmission of the counterparts signed by all the parties.  This Agreement shall be interpreted under the laws of the state or province and country in which the applicable Clinical Study Site conducts the Study.

* Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

Attachment 3-6

15A.  ASSIGNMENT

Neither CCBR nor a Clinical Study Site nor a Principal Investigator may assign or transfer any rights or obligations under this Agreement without the written consent of Nordic Bioscience.  Upon Nordic Bioscience’s or Sponsor’s request, CCBR may assign this Agreement to Nordic Bioscience or to Sponsor or to a third party, and thereafter CCBR shall not have any obligations or liabilities under this Agreement, and CCBR shall obtain from each Clinical Study Site such Clinical Study Site’s prior consent to such an assignment.  Each affected Clinical Study Site will be given prompt notice of such assignment by the assignee.

16.             ACKNOWLEDGEMENT OF PRINCIPAL INVESTIGATORS

CCBR shall obtain an executed Acknowledgement of Obligations from each Clinical Investigator, including each Principal Investigator, participating in the Study under this Agreement, in the form of Exhibit A hereto, prior to the date that any such Clinical Investigator shall commence performing services for the Study.  “Clinical Investigator” means a listed or identified investigator or subinvestigator for the Study who is directly involved in the treatment or evaluation of research subjects and such investigator’s spouse and each dependent child of such investigator.

17.             FINANCIAL DISCLOSURE

The Clinical Study Sites agrees that, for each listed or identified Clinical Investigator who is directly involved in the treatment or evaluation of research subjects, shall return to Nordic Bioscience a financial disclosure form that has been completed and signed by such Clinical Investigator, which shall disclose any applicable interests held by those investigators or subinvestigators or their spouses or dependent children. The Clinical Study Sites shall ensure that all such forms are promptly updated as needed to maintain their accuracy and completeness during the Study and for one year after its completion. The Clinical Study Sites agrees that the completed forms may be subject to review by governmental or regulatory agencies, Nordic Bioscience and their AGENTS, and the Clinical Study Sites consents to such review. The Clinical Study Sites further consents to the transfer of its financial disclosure data to Nordic Bioscience country of origin, and to the United States of America (“U.S.”) if the Clinical Study Sites is outside of the U.S., even though data protection may not exist or be as developed in those countries as in the Clinical Study Site’s own country.

18.            ELECTRONIC RECORDS

If the data produced by the Clinical Study Sites will be used in support of an application to the United States Food and Drug Administration (“FDA”) and if the Clinical Study Sites  uses electronic systems for creating, modifying, maintaining, archiving, retrieving or transmitting any records that are required by, or subject to inspection by, the FDA, including, but not limited to, CRFs, medical records, informed consent forms, test results, or other source documents, then the Clinical Study Sites  warrants that its systems for such electronic records are in compliance with Section 21 of the United States Code of Federal Regulations, Part 11. The Clinical Study Sites further warrants THAT, in order to comply with Part 11, it will not use any electronic signatures on any documents required by, submitted to, or supporting a submission to the FDA unless it has certified to the FDA that it intends such electronic signatures to be the legally binding equivalent of a hand-written signature.

19.  SPONSOR AS THIRD PARTY BENEFICIARY OF CERTAIN PROVISIONS

It is understood and agreed that Sponsor is a THIRD party beneficiary of Sections 3, 5, 6, 7, 11 and 12 of this Agreement

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above.

NORDIC BIOSCIENCE A/S Bente Riis, Head, Clinical Development	CENTER FOR CLINICAL AND BASIC RESEARCH A/S, on behalf of itself and each of the Clinical Study Sites Ralph Reyes, CEO

Signature
Signature

Attachment 3-7

Date:
Date:

Attachment 3-8

SCHEDULE A

Cost and Payment:

Attachment 3-9

EXHIBIT A

PRINCIPAL INVESTIGATOR’s ACKNOWLEDGEMENT OF OBLIGATIONS

The undersigned Clinical Investigator acknowledges and agrees that I and Center for Clinical and Basic Research, Denmark have entered into a Clinical Trial Agreement with Nordic Bioscience A/S representing the interests of Radius Health, Inc.  to perform the clinical study under Protocol No. BA058-05-003:

“A Randomized, Double-blind, Placebo-controlled, Comparative Phase 3 Multicenter Study to Evaluate the Safety and Efficacy of BA058 for Injection for Prevention of Fracture in Ambulatory Postmenopausal Women with Severe Osteoporosis and at Risk of Fracture”

I agree that Center for Clinical and Basic Research, Denmark was authorized to enter into the Agreement on my behalf.

My payment for my involvement in the trial will not in any way be dependant of the outcome of the trial. I will not be paid bonuses or the like in case of positive or negative results. I (including for purposes of this paragraph my spouse and my dependent children, in each case to the extent applicable) do not own nor shall I become entitled to own any of the Radius Health, Inc. securities that are subject to the certain Stock Issuance Agreement entered into between Radius Health, Inc. and Nordic Bioscience A/S or to otherwise receive any compensation or other benefit from such Radius Health, Inc. securities or the proceeds of such Radius Health, Inc. securities.

I will, prior to shipment of clinical supplies to my Clinical Study Site provide Nordic Bioscience with all original documentation necessary for submission to regulatory authorities, including the U.S. Food & Drug Administration, including a completed and signed FDA Form 3455 and Form 1572.

I agree to comply with all the terms and conditions set forth in the Protocol and in the Agreement and to be responsible for assuring that any investigators and study staff under their direct supervision performing work for the Study contemplated by the Agreement and the Protocol similarly comply with the terms and conditions contained therein.

NAME AND ADDRESS OF PI

Date:

Sign:

Attachment 3-10

Attachment 4

Form of Indemnity Letter

[RADIUS HEALTH, INC. LETTERHEAD]

[Name of Clinical Study Site]

[Address]

[City, State, Country]

CCBR-Ballerup, Ballerup Byvej 222, DK 2750 Ballerup, Denmark

CCBR-Ålborg, Hobrovej 42D, DK-9000 Ålborg, Denmark

CCBR-Vejle, Orla Lehmannsgade 1, DK-7100 Vejle

CCBR-Tallinn, Pärna 4, 10128 Tallinn, Estonia

CCBR-Vilnius, Smélio 20, Vilnius, Lithuania

CCBR-Bucharest, 2-4 Aleea Buchetului, sector 3, bl. C2, Bucharest, Romania

CCBR-Rio de Janeiro, Rua Meno Barreto, Botafogo, Rio de Janeiro, Brazil

[CCBR-Czech, Hybešova 18, 60200 Brno, Czech Republic]

CCBR-Czech, Masarykovo náměstí 2667, 530 02 Pardubice, Czech Republic

CCBR-Warsaw, Al. Dzieci Polskich PL04-730 Warsaw

CCBR Hong Kong, Center for Health and Medical Research, Hong Kong, 6 Floor, Tower II, New World Tower, 18 Queen’s Road Central, Hong Ko

Re:  Clinical Trial No. BA058-05-003 (the “Study”) Risk Allocation

Dear Ladies and Gentlemen:

This letter is delivered to you pursuant to Section 13 of the certain Clinical Trial Agreement dated                  , 2010 among Center for Clinical and Basic Research A/Sk (“CCBR”) on behalf of itself and its affiliates CCBR-Ballerup, CCBR-Ålborg, CCBR-Vejle, CCBR-Tallinn, CCBR-Vilnius, CCBR-Bucharest, CCBR-Rio de Janeiro, CCBR-Czech, Hybešova CCBR-Czech Masarykovo, CCBR-Warsaw and CCBR Hong Kong and Nordic Bioscience (“Nordic Bioscience”), representing the interests of Radius Health, Inc. (“Radius”) (the “Agreement”).  Capitalized terms used in this letter and not defined in this letter are used with the Agreement.  The Agreement concerns the performance of the Study in accordance with Radius Protocol No. BA058-05-003, “A Randomized, Double-blind, Placebo-controlled, Comparative Phase 3 Multicenter Study to Evaluate the Safety and Efficacy of BA058 (“Study Drug”) for Injection for Prevention of Fracture in Ambulatory Postmenopausal Women with Severe Osteoporosis and at Risk of Fracture” (the “Protocol”).

1.              Subject to Paragraph 3, Radius hereby agrees to defend, indemnify and hold harmless [CLINICAL STUDY SITE NAME] (“Clinical Study Site”), including its officers and administrators, employees and agents, including the Principal Investigator and his/her co-investigators and assistants in the Study (collectively, “Indemnitees”) from and against any and all damages, suits, judgments, and liabilities (including expenses and reasonable attorneys’ fees) (collectively, “Losses”) arising from or related to any third party claims of injury, illness or adverse side effects to a patient in the Study that are attributable to the Study Drug.  The indemnification obligation set forth in this Paragraph 1 shall not apply in the event and to the extent that:  (a) such Loss(es) arose as a result of intentional misconduct or negligence by Indemnitees; or (b) the Principal Investigator and those assisting him/her did not adhere to the terms of the Protocol and to Radius’ written instructions relative to the use of Study Drug or failed to employ reasonable care in the conduct of the Study in conformity with the generally accepted standards of the medical community or violated any applicable laws or regulations in any material respect.  For purposes of this Paragraph 1, a violation shall be deemed “material” if it adversely affects the safety, health or welfare of Study subjects.

2.              In the event a patient participating in the Study suffers an illness or injury which the Principal Investigator and Radius reasonably determine to be an adverse reaction directly associated with the Study Drug, and not due to a reason other than the Study Drug, then subject to the provisions of Paragraph 3, Radius shall pay all necessary and reasonable medical and hospital expenses directly associated with the medical treatment of such adverse reaction which are in excess of that portion covered by the patient’s own insurance or other insurance, or third-party payment programs.  In the event diagnostic procedures are required to determine the etiology of the patient’s symptoms, Radius shall pay the reasonable expense of such diagnostic work-up without regard to the

Attachment 4-1

final diagnosis, so long as Radius agrees to the need for the diagnostic work-up but Radius shall not be responsible for expenses connected with the subsequent treatment of the patient if the work-up establishes that the patient’s symptomology is not related to the administration of the Study Drug.  Payments under this Paragraph 2 shall be in addition to any payments specified in Paragraph 1.

3.              To receive the benefit of Paragraph 1 or Paragraph 2, the appropriate personnel at Clinical Study Site must (a) promptly notify Nordic Bioscience and Sponsor in writing of any claim of injury, illness, adverse side effects or adverse reaction to the Study Drug; provided, that failure to give such notice shall not relieve Radius of its obligations under Paragraph 1 or Paragraph 2 except where, and solely to the extent that, such failure actually and materially prejudices the rights of Radius; (b) tender to Radius (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by an Indemnitee or that imposes any obligation on an Indemnitee shall be made without the Indemnitee’s consent; and (c) cooperate fully with Radius in its handling of such claim or suit.  A Clinical Study Site’s failure to perform its obligations under this Paragraph 3 shall relieve Radius of its obligations under Paragraphs 1 and 2. [Radius will reimburse Indemnitees for all reasonable expenses incurred at Radius’ request in connection with this Paragraph 3 except to the extent and in the proportion that Indemnitees are responsible under Paragraph 1].

4.              Any notice to Radius shall be in writing and shall be deemed given to Radius when delivered by hand or sent by internationally recognized overnight courier (such mailed or courier notice to be effective on the date which is two (2) business days after the date of mailing) or sent by facsimile (such notice sent by telefax to be effective one (1) business day after sending, if immediately confirmed by overnight courier as aforesaid), in each case addressed to the following addresses: Radius Health, Inc., 201 Broadway, 6th Floor, Cambridge, MA 02139 USA Attn: [              ], Fax No.: 01.617.551.4701; Phone No.: 01.617.444.1834.

IN WITNESS WHEREOF, the undersigned has executed this letter intending it to take effect as of                       , 2010.

RADIUS HEALTH, INC.

By:
Name, Title

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